     SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Quantum Corporation
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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QUANTUM CORPORATION

____________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
____________________

TO BE HELD ON
August 19, 2008

     TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Quantum Corporation (the “Company” or “Quantum”), a Delaware corporation, will be held on Tuesday, August 19, 2008 at 8:00 a.m., Pacific Daylight Time, at Quantum’s corporate headquarters at 1650 Technology Drive, San Jose, CA 95110, for the following purposes:

1.	To elect nine directors recommended by the Board to serve until the next Annual Meeting of Stockholders or until their successors are elected and duly qualified;

2.	To authorize the Company’s Board of Directors to select and file one of several possible amendments to the Company’s amended and restated certificate of incorporation which would effect a reverse stock split, pursuant to which any whole number of outstanding shares of the Company’s Common Stock between and including four and twelve would be combined into one share of such stock; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on June 20, 2008 are entitled to notice of and to vote at the meeting and any adjournment thereof.

     All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to vote, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she previously returned a proxy.

By Order of the Board of Directors,

Shawn D. Hall
Vice President, General Counsel and Secretary

San Jose, California
July _, 2008

QUANTUM CORPORATION

______________________

PROXY STATEMENT
______________________

INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The enclosed proxy is solicited on behalf of Quantum Corporation (the “Company” or “Quantum”) for use at the Annual Meeting of Stockholders to be held August 19, 2008 at 8:00 a.m., Pacific Daylight Time, or at any adjournment or postponement thereof (the “Annual Meeting” or “Meeting”), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s corporate headquarters at 1650 Technology Drive, San Jose, CA 95110. The Company’s telephone number is (408) 944-4000 and the Internet address for its website is http://www.quantum.com.

     These proxy solicitation materials were first made available to the Company’s stockholders on or about July 1, 2008. A copy of the Company’s Annual Report to Stockholders for the fiscal year ended March 31, 2008 (“Fiscal 2008”), including financial statements, was similarly made available to the stockholders of the Company prior to or concurrently with this Proxy Statement.

Record Date; Outstanding Shares

     Stockholders of record at the close of business on June 20, 2008 (the “Record Date”) are entitled to notice of and to vote at the Meeting. At the Record Date, ______________ shares of the Company’s Common Stock, $0.01 par value (the “Common Stock”), were issued and outstanding. The closing price of the Common Stock on the Record Date, as reported by the New York Stock Exchange, was $___ per share.

Revocability of Proxies

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing a written notice of revocation bearing a later date than the proxy with the Secretary of the Company (currently Shawn D. Hall) at or before the taking of the vote at the Meeting, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company at or before the taking of the vote at the Annual Meeting or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy must be delivered to the Secretary of the Company at or before the taking of the vote at the Meeting.

Voting and Solicitation

     Each share of Common Stock has one vote, as provided in the Company’s Amended and Restated Certificate of Incorporation. Accordingly, a total of ____________ votes may be cast at the Meeting. Holders of Common Stock vote together as a single class on all matters covered by this Proxy Statement. For voting with respect to the election of directors, stockholders may cumulate their votes. Cumulative voting will allow you to allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold. For example, if you own 100 shares of Common Stock, and there are nine directors to be elected at the Annual Meeting, you could allocate 900 "FOR" votes (nine times one hundred) among as few or as many of the nine nominees to be voted on at the Meeting as you choose. See “PROPOSAL ONE — ELECTION OF DIRECTORS — REQUIRED VOTE.”

     In addition to using the accompanying proxy card, stockholders of record with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards. Most stockholders who hold shares beneficially in street name may vote by accessing the website specified on the voting instructions card provided by their broker, trustee or nominee.

     The cost of soliciting proxies will be borne by the Company. The Company has not retained the services of a solicitor. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone, email or otherwise.

Stockholder Proposals (Other than for Nominees to the Board of Directors)

     Proposals of stockholders of the Company which are to be presented at the Company’s annual meeting of stockholders for the year ended March 31, 2009 must be received by the Secretary of the Company no later than March 4, 2009 to be considered for inclusion in the proxy materials relating to that meeting.

     Alternatively, under the Company’s Bylaws, a proposal that the stockholder does not seek to include in the Company’s proxy materials for the 2009 annual meeting must be received by the Secretary of the Company not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided, however, that in the event that less than seventy (70) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The stockholder’s submission must include the information specified in the Company’s Bylaws.

     Proposals not meeting the requirements of the preceding paragraphs will be considered untimely and will not be entertained at the 2009 annual meeting. Stockholders should contact the Secretary of the Company in writing at 1650 Technology Drive, Suite 800, San Jose CA 95110, to make any submission or to obtain additional information as to the proper form and content of submissions.

     As of the date of this proxy statement, the Company has not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year’s Annual Meeting. The proxy card submitted with this Proxy Statement grants the proxy holders discretionary authority to vote on any matter (other than stockholder proposals relating to nominees to the Board of Directors) properly brought before the Annual Meeting.

Stockholder Proposals (for Nominees to the Board of Directors)

     Nominations of persons for election to the Board of Directors of the Company may be made by a stockholder of the Company entitled to vote in the election of directors at the meeting who complies with the notice procedures set forth in the Company’s Bylaws. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than twenty (20) days nor more than sixty (60) days prior to the meeting. The stockholder’s submission must include the information specified in the Company’s Bylaws.

     Proposals not meeting the requirements of the preceding paragraph will be considered untimely and will not be entertained at the 2009 annual meeting. Stockholders should contact the Secretary of the Company in writing at 1650 Technology Drive, Suite 800, San Jose CA 95110, to make any submission or to obtain additional information as to the proper form and content of submissions.

     The Company has not been notified by any stockholder of his or her intent to present any stockholder proposals for nominees to the Board of Directors from the floor at this year’s Annual Meeting.

Quorum; Abstentions; Broker Non-Votes

     A majority of the shares of Common Stock issued and outstanding on the Record Date will constitute a quorum for the transaction of business at the Annual Meeting.

     While there is no definite statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of shares entitled to vote at the Annual Meeting (“Votes Cast”) with respect to a proposal (other than a proposal relating to the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal (other than a proposal relating to the election of directors).

     Broker non-votes (i.e., votes from shares held of record by brokers as to which the beneficial owners have given no voting instructions) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, broker non-votes will not affect the outcome of the voting on a proposal that requires a majority of the Votes Cast. A broker non-vote will make a quorum more readily attainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company’s Section 16 officers, directors and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). Such executive officers, directors and greater than ten-percent stockholders are also required by SEC rules to furnish the Company with copies of all forms that they file pursuant to Section 16(a). Based solely on its review of the copies of such reports received by the Company, or on written representations from certain reporting persons, the Company believes that all required filings were timely made during Fiscal 2008, except for one report for Mr. William Britts and one report for Mr. Stephen Dalton, each disclosing one transaction. These late filings resulted in no liability to the individuals under Section 16(b).

PROPOSAL ONE
ELECTION OF DIRECTORS

Nominees

     There are nine nominees for election to the Company’s Board of Directors (the “Board”) this year. All of the nominees are currently serving on the Board. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below. Each nominee has consented to be named as a nominee in the Proxy Statement and to serve as a director if elected. In the event that additional persons are nominated at the time of the Annual Meeting, the proxy holders intend to vote all proxies received by them in such a manner (in accordance with cumulative voting) as will ensure the election of as many of the nominees listed below as possible (or, if new nominees have been designated by the Board, in such a manner as to elect such nominees). In such event, the specific nominees for whom such votes will be cumulated will be determined by the proxy holders. The Company is not aware of any reason that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been elected and qualified. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he or she is or was to be selected as a director or officer of the Company.

     The Board’s key roles include, but are not limited to: (i) the selection and evaluation of the Company’s Chief Executive Officer (“CEO”), and overseeing CEO succession planning; (ii) advising the CEO and management on Company strategies; (iii) reviewing and approving the CEO’s objectives; (iv) approving acquisitions, divestitures and other significant corporate actions; (v) advising the CEO on the performance of senior management, and significant organizational changes, including succession planning; and (vi) approving the annual operating financial plan.

     The names of the nominees and certain information about them as of June 1, 2008, are set forth below.

		Director
Name of Nominee	Age	Since	Principal Occupation Since
Paul R. Auvil III*	44	2007	Chief Financial Officer, Proofpoint, 2006

Richard E. Belluzzo	54	2002	Chief Executive Officer of Quantum, 2002
			Chairman of the Board of Quantum, 2003

Michael A. Brown†	49	1995	Chairman of the Board of Line 6, 2005
			Former Chairman of Quantum, 2003

Thomas S. Buchsbaum*†	58	2005	Independent Consultant, 2005

Edward M. Esber, Jr.*†	55	1988	General Partner, The Halo Funds, 2006

Elizabeth A. Fetter+	49	2005	Former President, Chief Executive Officer and Director of Jacent
			Technologies, 2007

Joseph A. Marengi+	54	2007	Venture Partner, 2007

Bruce A. Pasternack+	60	2007	Venture Partner, CMEA Ventures, 2007

Dennis P. Wolf*	55	2007	Former Executive Vice President and Chief Financial Officer,
			MySQL, AB, 2008
____________________

*	Member of the Audit Committee.
+	Member of the Leadership and Compensation Committee.
†	Member of the Corporate Governance and Nominating Committee.

     Except as set forth below, each of the nominees has been engaged in his or her principal occupation described above during the past five years. There are no family relationships between any directors or executive officers of the Company.

     Mr. Paul R. Auvil III has served as Chief Financial Officer of Proofpoint, Inc., a provider of messaging security solutions, since March 2006. Before Proofpoint, Mr. Auvil was an entrepreneur-in-residence for six months with Benchmark Capital, a venture capital firm, from October 2006 to March 2007. From August 2002 to July 2006, Mr. Auvil was Chief Financial Officer of VMware, Inc. Prior to joining VMware, Mr. Auvil served four years as Chief Financial Officer at Vitria Technology. Earlier in his career, he spent ten years at VLSI Technology, ultimately becoming vice president and general manager of the Internet and Secure Products Division. Mr. Auvil is a member of the Company’s Audit Committee.

     Mr. Richard E. Belluzzo has been Chief Executive Officer since joining the Company in September 2002 and Chairman of the Board since July 2003. Before joining Quantum, from September 1999 to May 2002, Mr. Belluzzo held senior management positions with Microsoft Corp., most recently President and Chief Operating Officer. Prior to Microsoft, from January 1998 to September 1999, Mr. Belluzzo was Chief Executive Officer of Silicon Graphics, Inc. Before his tenure at Silicon Graphics, from 1975 to January 1998, Mr. Belluzzo was with Hewlett-Packard, most recently as Executive Vice President of the computer organization. Currently Mr. Belluzzo is a member of the board of directors of PMC-Sierra and JDS Uniphase.

     Mr. Michael A. Brown served as Chief Executive Officer of Quantum from September 1995 to September 2002 and as Chairman of its Board of Directors from May 1998 to July 2003. From 1993 to September 1995, he was President of the Company’s desktop group, from 1992 to 1993 he was Chief Operating Officer responsible for the Company’s hard disk drive business, and from 1984 to 1992 he held various marketing position with the Company. Mr. Brown also serves as Chairman of the board of directors of Line 6 and on the boards of Nektar Therapeutics and Symantec Corporation. Mr. Brown is the Chair of the Company’s Corporate Governance and Nominating Committee.

     Mr. Thomas S. Buchsbaum has been an independent consultant since March 2005. From March 1997 to March 2005, Mr. Buchsbaum served as vice president of the U.S. Federal Business Segment, as well as Vice President and General Manager of the K12 and Higher Education customer segments of Dell, Inc. Before Dell, Mr. Buchsbaum spent ten years at Zenith Data Systems, a computer manufacturing company, until February 1997, where he was General Manager for the federal systems business unit and General Manager of the state and local government and education segments. From 1989 to 2004, Mr. Buchsbaum served on the board of directors and the compensation committee of Group 1 Software, Inc., an application software provider. Mr. Buchsbaum also serves as an advisor to the board of Dick Blick Holdings and is a member of the Advisory Board of Augmentix Corp. Mr. Buchsbaum is the Board’s lead independent director and is a member of the Company’s Corporate Governance and Nominating Committee and the Audit Committee.

     Mr. Edward M. Esber Jr. has served as General Partner of the Halo Funds since December 2006, as Chairman and President of The Esber Group, a strategy consulting firm, since February 1991, and has been an angel investor in The Angels Forum since 1997. Mr. Esber also serves on the boards of directors of iTaggit, Inc. and Panterra Networks. Mr. Esber is a member of the Company’s Corporate Governance and Nominating Committee and the Audit Committee.

     Ms. Elizabeth A. Fetter served as President and Chief Executive Officer and a director of Jacent Technologies, Inc., an order automation company for the restaurant industry from March 2007 to September 2007. Previously, from October 2001 to November 2004, she served as President and Chief Executive Officer, and a director, of QRS Corp., a retail supply chain software and services company. Prior to joining QRS from March 1999 to April 2001, Ms. Fetter was President, Chief Executive Officer, and a director, of NorthPoint Communications, a broadband services company and from January 1998 to March 1999 was Vice President and General Manager of the Consumer Services Group at US West (now Qwest), a telecommunications company. Before US West, she was an officer at SBC/Pacific Bell, where she held a number of senior leadership positions. Ms. Fetter also serves on the board of directors of Symmetricom, Inc. and several non-profit organizations. Ms. Fetter is the Chair of the Company’s Leadership and Compensation Committee.

     Mr. Joseph A. Marengi has been employed as a venture partner for Austin Ventures, a venture capital firm, since August 2007. His focus is on the hardware and software industry. Prior to joining Austin Ventures he worked for Dell Inc. from June 1997 to March 2007, serving as Senior Vice President of the Corporate Business Group for four years before becoming Senior Vice President of Dell Americas and later Senior Vice President of the Commercial Business Group. Previously, Mr. Marengi served in various executive leadership roles at Novell Systems, Inc., most recently as President and Chief Operating Officer of Channels. Prior to Novell, Mr. Marengi held various executive, sales and information management positions in the technology and defense industries. Mr. Marengi also serves on the board of directors of Hovnanian Enterprises, Inc. Mr. Marengi is a member of the Company’s Leadership and Compensation Committee.

     Mr. Bruce A. Pasternack served as president and Chief Executive Officer of Special Olympics, from May 2005 to May 2007. Prior to that, Mr. Pasternack served as senior vice president and managing partner at Booz Allen Hamilton from 1976 to May 2005, where he was the founding partner of the company’s global Organization and Strategic Leadership Center, led its San Francisco and Silicon Valley business and was a member of the board of directors. Earlier in his career, he served as associate administrator for Policy and Program Management in the U.S. Federal Energy Administration (now Department of Energy). Mr. Pasternack also serves on the boards of BEA Systems, Symyx Technologies and Codexis Inc., as well as the board of trustees of The Cooper Union. Mr. Pasternack is a member of the Company’s Leadership and Compensation Committee.

     Mr. Dennis P. Wolf served as Executive Vice President and Chief Financial Officer for MySQL, AB, an open source database company from July 2005 to February 2008, where he was responsible for managing the company's finance operations until MySQL was acquired by Sun Microsystems. From March 2005 through June 2005, Mr. Wolf served as Executive Vice President and Chief Financial Officer of Hercules Technology Growth Capital, including during the company’s initial public offering. From February 2003 to June 2005, Mr. Wolf served as Chief Financial Officer and Executive Vice President of Omnicell, Inc., where he was responsible for finance, operations and research and development. Prior to Omnicell, Mr. Wolf held financial management positions for public high technology companies including Credence Systems, Centigram, Apple Computer, and Sun Microsystems. He also currently serves on the board of Codexis, and has been a board member and chair of the audit committee for Nasdaq-listed companies including Komag and Vitria Technology. Mr. Wolf is the Chair of the Company’s Audit Committee.

Board Independence

     Quantum's Corporate Governance Principles provide that a majority of the Board shall consist of independent directors. The Board has determined that none of the director nominees standing for election, except for Richard E. Belluzzo, has a material relationship with Quantum (either directly or as a partner, shareholder or officer of an organization that has a relationship with Quantum) and is independent within the meaning of Quantum’s director independence standards set forth in Quantum’s Corporate Governance Principles, a copy of which may be found on our website located at http://www.quantum.com, by clicking “Investors” from the home page and selecting “Corporate Governance.” These standards reflect all applicable regulations, including the rules of the New York Stock Exchange and the Securities and Exchange Commission.

Board Meetings and Committees

     The Board of Directors of the Company held a total of eight (8) meetings during Fiscal 2008. In addition, in Fiscal 2008, the non-management directors held four (4) meetings without management present. During Fiscal 2008, all of our directors standing for election attended at least 75% of the meetings of the Board and the meetings of committees, if any, upon which such director served. All of our directors are expected to attend each meeting of the Board and the committees on which they serve and are encouraged to attend annual stockholder meetings, to the extent reasonably possible. All of our directors who were elected at our 2007 annual meeting attended our 2007 annual meeting.

     The Company has an Audit Committee, a Leadership and Compensation Committee, and a Corporate Governance and Nominating Committee. Thomas S. Buchsbaum is the Company’s lead independent director and as such presides at the non-management directors’ meetings.

     The Audit Committee of the Board currently consists of Mr. Dennis P. Wolf, Chair of the committee, Mr. Paul R. Auvil, Mr. Thomas S. Buchsbaum and Mr. Edward M. Esber, Jr. all of whom are independent directors and financially literate, as defined in the applicable New York Stock Exchange listing standards and SEC rules and regulations. Our Board has determined that Dennis P. Wolf is an audit committee financial expert as defined by SEC rules. The Audit Committee, which generally meets at least twice per quarter, once prior to quarterly earnings releases and again prior to the filing of the Company’s quarterly and annual reports with the Securities and Exchange Commission, appoints the Company’s independent registered public accounting firm and is responsible for approving the services performed by the Company’s independent registered public accounting firm and for reviewing and evaluating the Company’s accounting principles and its systems of internal accounting controls. At each meeting, the Audit Committee first meets with Company management and the Company’s independent registered public accounting firm in order to review financial results and conduct other appropriate business. Then, the Audit Committee typically meets with the Company’s independent registered public accounting firm, without the presence of management. The Audit Committee held a total of eight (8) meetings during Fiscal 2008.

     The Leadership and Compensation Committee of the Board is currently composed of Ms. Elizabeth A. Fetter, Chair of the committee, Mr. Joseph A. Marengi and Mr. Bruce A. Pasternack, all of whom are independent directors, as defined in the applicable New York Stock Exchange listing standards. The Leadership and Compensation Committee generally meets in conjunction with Board meetings and at other times as deemed necessary by the committee or the Board. The Company’s lead independent director typically attends the committee meetings. The committee held a total of five (5) meetings during Fiscal 2008. The committee operates under a written charter that is reviewed by the Board on an annual basis. The committee’s charter was last reviewed and approved on January 30, 2008. The committee's primary mission is to ensure the Company provides appropriate leadership and compensation programs to enable the successful execution of its corporate strategy and objectives and to ensure the Company's programs and practices are market competitive and consistent with corporate governance best practices. The committee’s primary objectives are to (1) review and approve the Company’s compensation philosophy, strategy and practices, (2) review and make recommendations to the Board regarding executive and non-employee director compensation programs and (3) review the Company's strategy and practices relating to the attraction, retention, development, performance and succession of its leadership team. The committee’s primary responsibilities under the charter include:

Evaluation, Strategy & Policies
  Review and approve annually the Company's compensation philosophy, strategy and practices.
  Review the Company's strategy for managing its employees worldwide, including actions and programs which support the Company’s pay-for-performance philosophy and human resources strategy.
  Oversee and review the development and succession plans of the CEO's direct reports and all other vice presidents.
  Review and approve, at least annually, the goals and objectives of the CEO.
  Evaluate, at least annually, the performance of the CEO in relation to the established goals and objectives.

CEO & Executive Compensation
  Conduct an annual review of the CEO's compensation package and, either as a Committee (or together with the other independent directors, as directed by the Board, but without the presence of the CEO or other members of the management team) determine and approve all elements of the CEO's compensation to ensure it is reasonable, performance-based and aligned with the Company's strategic plans and objectives.
  Review and approve the performance objectives of the executive officers and vice presidents under the Executive Officer Annual Incentive Plan ("Incentive Plan") or the Quantum Incentive Plan ("QIP") in accordance with the terms of the Incentive Plan or the QIP to ensure consistency with the Company's strategic plans and objectives. The Committee shall also review the Incentive Plan or QIP periodically for continued effectiveness and recommend any modifications to the Board.

  Oversee, at least annually, the evaluation of the executive officers and vice presidents in relation to the established objectives.
  Review and approve the compensation packages for the executive officers (other than the CEO) and vice presidents (including all "plan" compensation, as such term is defined in Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission ("SEC"), to be provided to the executive officers and vice presidents).
  Review and approve all employment contracts, consulting contracts, change of control agreements, special termination arrangements or retirement arrangements to be paid to non-employee directors, the CEO, the executive officers and all other Company vice presidents.
  Review and approve the impact of change in control and other transactions on overall compensation plans; and make recommendations to the Board regarding any special compensation actions related thereto.

Incentive Plans
  Review and approve the general terms and provisions of any short-term or long-term incentive plans for all other Company employees.
  Administer the Company's various stock incentive plans. In the administration of such plans, the Committee may, pursuant to authority delegated by the Board, (1) grant awards to individuals eligible for such grants (including grants to individuals subject to Section 16 of the Exchange Act in compliance with Rule 16b-3 promulgated thereunder), and (2) amend such awards. The Committee shall also make recommendations to the Board with respect to amendments to the plans and changes in the number of shares reserved for issuance thereunder and shall review the plans' impact on shareholder value and dilution.
  Review executive compensation plans as they pertain to the executive officers and all other vice presidents to understand and consider their compliance with IRC 162(m).

Committee Review & Reports
  Review annually the adequacy of its Committee Charter and recommend any proposed changes to the Board for approval.
  Conduct an annual performance evaluation of the Committee.
  Review and make recommendations to the Board regarding all Board compensation programs.
  Produce written reports to the Board regarding recommendations of the Committee submitted to the Board for action, and copies of the written minutes of its meetings. The Committee may also report and/or communicate any matters to outside agencies and stockholders, as appropriate, and respond to shareholder concerns.
  Review and discuss with the Company's Management the Compensation, Discussion & Analysis ("CD&A") required by Item 402 of Regulation S-K promulgated by the SEC.
  Recommend to the Board that the CD&A be included in the Company's annual report or proxy statement.
  Prepare the required compensation committee report for inclusion in the Company's annual report or proxy statement.
  Oversee the preparation by Management of all disclosures required by Item 402 of Regulation S-K, including the tabular presentations and related narrative discussions.

     The committee has the power to delegate its authority to the Company’s management or to a subcommittee (subject to limitations of applicable law and provided that the committee may not delegate its authority as it relates to the compensation of the CEO and the other Section 16 officers), but did not do so during Fiscal 2008. The committee is also empowered to hire outside consultants and advisors in connection with performing its duties.

     The Corporate Governance and Nominating Committee is currently composed of Mr. Michael A. Brown, Chair of the committee, Mr. Thomas S. Buchsbaum and Mr. Edward M. Esber, Jr., all of whom are independent directors, as defined in the applicable New York Stock Exchange listing standards. The Corporate Governance and Nominating Committee, which meets at least twice annually, assists the Board by identifying and recommending prospective director nominees, develops corporate governance principles for Quantum, advises the Board on corporate governance matters, including composition, procedures and committees, recommends to the Board a lead independent director, oversees the evaluation of the Board, considers questions of possible conflicts of interest of Board members and of senior executives and oversees and reviews the process for succession planning of the Company’s Chief Executive Officer. The Corporate Governance and Nominating Committee will consider nominees recommended by stockholders pursuant to the procedures outlined in the Company’s Bylaws and as set forth herein. The Corporate Governance and Nominating Committee held four (4) meetings during Fiscal 2008.

     Each of our committees is governed by a written charter, copies of which are posted on our website. The Internet address for our website is http://www.quantum.com, where the charters may be found by clicking “Investors” from the home page and selecting “Corporate Governance.” A free printed copy of the charters also is available to any stockholder who requests it from Quantum’s Investor Relations Department at the address stated below in the Section of this Proxy Statement entitled “Communicating with the Company” or who submits an online request by visiting the Company’s website at http://www.quantum.com, where the request form may be found by clicking “Investors” from the home page and selecting “Contact Investor Relations.”

Director Education

     The Company’s Corporate Governance Principles encourage directors to pursue ongoing education and development studies on topics that they deem relevant given their individual backgrounds and committee assignments. In Fiscal 2008, one director attended an ISS-accredited director education program.

Consideration of Director Nominees

Stockholder Recommendations and Nominations

Recommendations

     It is the policy of the Corporate Governance and Nominating Committee to consider recommendations for candidates to the Board from stockholders. A stockholder that desires to recommend a candidate for election to the Board must direct the recommendation in writing to Quantum Corporation, attention: Company Secretary, 1650 Technology Drive, San Jose, CA 95110. The letter must include the candidate’s name, contact information, detailed biographical data, relevant qualifications (in light of Quantum’s established director considerations, as described below), information regarding any relationships between the candidate and Quantum, a statement from the recommending stockholder in support of the candidate, references and a written indication by the candidate of her or his willingness to serve, if elected.

Nominations

     A stockholder that desires to nominate a person directly for election to the Board must meet the deadlines and other requirements set forth in Section 2.5 of Quantum’s Bylaws and the rules and regulations of the Securities and Exchange Commission. Quantum’s Bylaws can be found on our website. The Internet address for our website is http://www.quantum.com, where the Bylaws may be found by clicking “Investors” from the home page and then selecting “Corporate Governance.”

Identifying and Evaluating Nominees for Director

     The Corporate Governance and Nominating Committee uses the following procedures to identify and evaluate individuals recommended or offered for nomination to the Board:

  The committee regularly reviews the current composition and size of the Board.
  The committee annually evaluates the performance of the Board as a whole and the performance and qualifications of individual members of the Board eligible for re-election at the annual meeting of stockholders.
  In evaluating and identifying candidates, the committee has the authority to retain and terminate any third party search firm that is used to identify director candidates and has the authority to approve the fees and retention terms of any search firm.
  The committee reviews the qualifications of any candidate who has been properly recommended or nominated by a stockholder, as well as any candidate who has been identified by management, individual members of the Board or, if the committee determines, a search firm. Such review may, in the committee’s discretion, include a review solely of information provided to the committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the committee deems proper, including the retention of third parties to review potential candidates.
  The committee will evaluate each candidate in light of the general and specific considerations that follow. The committee evaluates all nominees, whether or not recommended by a stockholder, in the same manner, as described in this Proxy Statement.
  After reviewing and considering all candidates presented to the committee, the committee will recommend a slate of director nominees to be approved by the full Board.
  The committee will endeavor to promptly notify, or cause to be notified, all director candidates of its decision as to whether to nominate such individual for election to the Board.

General Considerations

     A candidate will be considered in the context of the current perceived needs of the Board as a whole. Generally, the Corporate Governance and Nominating Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall Board effectiveness and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

Specific Considerations

     Specific considerations include the following:

  The current size and composition of the Board and the needs of the Board and its committees.
  Previous experience serving on a public company board or as a member of the senior management of a public company.
  Whether the candidate would be an independent director as defined under all applicable regulations, including the rules of the NYSE and the SEC.
  The possession of such knowledge, experience, skills, expertise and diversity so as to enhance the Board's ability to manage and direct the affairs and business of the Company.
  Key personal characteristics such as strategic thinking, objectivity, independent judgment, integrity, intellect and the courage to speak out and actively participate in meetings.
  Knowledge of, and familiarity with, information technology.
  The absence of conflicts of interest with the Company’s business.
  A willingness to devote a sufficient amount of time to carry out his or her duties and responsibilities effectively, including, at a minimum, a commitment to attend at least six Board meetings per year and to serve on a committee.
  Commitment to serve on the Board for an extended period of time.
  Diversity of thinking or background.
  Such other factors as the Corporate Governance and Nominating Committee may consider appropriate.

     The Company believes that all of the nominees for election to our Board meet the general and specific considerations outlined above.

     All of the nominees for election to our Board have previously served as Quantum directors.

Communications to the Board

     Stockholders, employees and other interested parties may contact the Board, the Company’s lead independent director, the non-management directors as a group or any of our directors by writing to them c/o Quantum Corporation, attention: Company Secretary, 1650 Technology Drive, Suite 800, San Jose, CA 95110, or by email at BoardofDirectors@Quantum.com. If any such interested parties wish to contact the Board, a member of the Audit Committee, the Company’s lead independent director, our non-management directors as a group or any of our directors to report a concern about Quantum’s conduct or about questionable accounting, internal accounting controls or auditing matters, such parties may do so anonymously by using the address above and designating the communication as “confidential.” Alternatively, concerns may be reported anonymously by phone or via the world-wide-web to the following toll-free phone number or Internet address 1-866-ETHICSP (1-866-384-4277); www.ethicspoint.com. These resources are operated by Ethicspoint, an external third-party vendor that has trained professionals to take calls, in confidence, and to report concerns to the appropriate persons for proper handling. Communications raising safety, security or privacy concerns, or that otherwise relate to improper activities will be addressed in an appropriate manner.

Director Compensation

     During the first and second quarters of Fiscal 2008, each director who was not an employee of the Company (each, a “Nonemployee Director”) received quarterly retainers of $10,500 and an additional quarterly retainer of $1,875 for each committee on which he or she served. The retainers were paid 75% in cash and 25% in restricted stock units. The restricted stock units vest 50% upon grant and 50% after one year from the grant date, provided that the director continues to be a member of Quantum’s Board at that time.

     During the third and fourth quarters of Fiscal 2008, Nonemployee Directors received quarterly retainers of $10,000 and an additional quarterly retainer of $1,875 for serving on the Corporate Governance and Nominating Committee, of $2,500 for serving on the Leadership and Compensation Committee and of $3,125 for serving on the Audit Committee, all of which were paid in cash.

     In addition, during the first and second quarters of Fiscal 2008, the Chair of each Board committee and the lead independent director received the following quarterly retainers, all of which were paid in cash: $2,500 for the Chair of the Audit Committee and for the lead independent director and $1,875 for the Chair of the Leadership and Compensation Committee and for the Chair of the Governance and Nominating Committee. For the third and fourth quarters of Fiscal 2008, these quarterly retainers were modified and paid as follows: $6,250 for the lead independent director, $1,875 for the Chair of the Audit Committee and for the Chair of the Corporate Governance and Nominating Committee and $1,250 for the Chair of the Leadership and Compensation Committee. No per-meeting fees are paid.

     During Fiscal 2008, each Nonemployee Director also received an annual grant of stock options and restricted stock units under the Nonemployee Director Equity Incentive Plan, as amended and restated on August 17, 2007 (the “Plan”), which was approved by the Company’s stockholders at the 2003 and the 2007 annual meetings of Stockholders. Each Nonemployee Director was provided with the opportunity to elect to receive the annual grant solely as restricted stock units, or 50% in stock options and 50% in restricted stock units. The Board, in its discretion, selects Nonemployee Directors to whom options and/or restricted stock units may be granted, the time or times at which such options and/or restricted stock units may be granted, the number of shares subject to each grant and the period over which such options become exercisable. During Fiscal 2008, Michael A. Brown, Thomas S. Buchsbaum, Alan L. Earhart, Edward M. Esber, Jr. and Elizabeth A. Fetter each received an option to purchase 33,000 shares of Common Stock and 11,000 restricted stock units. Joseph A. Marengi received an option to purchase 11,000 shares of Common Stock and 3,667 restricted stock units. Bruce A. Pasternack and Dennis P. Wolf each received an option to purchase 5,500 shares of Common Stock and 1,833 restricted stock units. All options were granted at an exercise price of $3.30. The options and the restricted stock units vest as follows: 25% vests on each of December 1, 2007, March 1, 2008, June 1, 2008 and September 1, 2008.

     In addition to the option grant to Mr. Marengi described in the immediately preceding paragraph, in connection with Mr. Marengi’s appointment to Quantum’s board of directors on May 21, 2007, he received an option to purchase 45,000 shares of Common Stock at a per share exercise price of $3.09, of which 22,500 vested on June 1, 2008 and the remaining 22,500 will vest quarterly in equal installments over the following year, and an option to purchase 5,000 shares at a per share exercise price of $3.21, of which 2,500 shares vested on June 1, 2008 and the remaining 2,500 shares will vest quarterly in equal installments over the following twelve months. In addition, he received a total of 26,687 restricted stock units. 1,687 of these units vested on September 1, 2007, 12,500 will vest on September 1, 2008 and the remaining 12,500 will vest quarterly in equal installments over the following year.

     In addition to the option grant to Messrs. Pasternack and Wolf described above, in connection with Mr. Pasternack’s and Mr. Wolf’s joining Quantum’s board of directors on July 12, 2007, each received an option to purchase 45,000 shares of Common Stock at a per share exercise price of $2.83, of which 22,500 will vest on July 1, 2008 and the remaining 22,500 will vest quarterly in equal installments over the following year, and an option to purchase 5,000 shares of Common Stock at a per share exercise price of $3.21, of which 2,500 shares will vest on July 1, 2008 and the remaining 2,500 shares will vest quarterly in equal installments over the following year. In addition, each received a total of 25,943 restricted stock units. 943 of the restricted stock units vested on September 1, 2007, 12,500 will vest on September 1, 2008 and the remaining 12,500 will vest quarterly in equal installments over the following year.

     Paul R. Auvil III was appointed to Quantum’s board of directors effective August 23, 2007. During Fiscal 2008, Mr. Auvil received an option to purchase 50,000 stock options at an exercise price of $3.21 and 25,000 restricted stock units. 50% of the option and of the restricted stock units will vest on September 1, 2008 and the remainder of the option and the restricted stock units will vest quarterly in equal installments over the following year.

     All options granted to Nonemployee Directors in Fiscal 2008 contain the following terms: (i) the exercise price per share of Common Stock was 100% of the fair market value of the Company’s Common Stock on the date the option was granted; (ii) the options expire seven years after the date of grant; and (iii) the option may be exercised only while the director remains a director or within 3 years after the date the director ceases to be a director of the Company, or such longer period as may be determined by the administrator of the Plan.

     The Board generally may amend or terminate the Plan at any time and for any reason, except that the Board will obtain stockholder approval for material amendments to such plan, as required by the rules of the New York Stock Exchange.

     Employee directors receive no additional compensation for their service on the Board or on committees of the Board.

Compensation paid to the Nonemployee Directors during Fiscal 2008 is set forth in the following Director Compensation Table.

					Change in Pension
					Value and
					Nonqualified
	Fees Earned	Stock		Non Equity	Deferred
	or Paid in	Awards	Option	Incentive Plan	Compensation	All Other
Name	Cash (1)	(2)(3)	Awards(2)	Compensation	Earnings	Compensation	Total
Auvil III, Paul R.	$26,250	$23,242	$18,243	$0	$0	$0	$67,735
Brown, Michael A.	$48,875	$30,219	$32,326	$0	$0	$0	$111,420
Buchsbaum, Thomas S.	$67,625	$30,433	$50,472	$0	$0	$0	$148,530
Earhart, Alan L.	$38,563	$10,363	$21,695	$0	$0	$0	$70,621
Esber, Jr., Edward M.	$57,000	$27,736	$39,799	$0	$0	$0	$124,535
Fetter, Elizabeth A.	$47,938	$30,989	$45,547	$0	$0	$0	$124,474
Marengi, Joseph A.	$38,922	$37,183	$33,466	$0	$0	$0	$109,571
Partridge, John M.	$13,922	($7,289)*	($27,532)*	$0	$0	$39,900 (4)	$19,001
Pasternack, Bruce A.	$34,281	$31,208	$24,485	$0	$0	$0	$89,974
Wheelwright, Steven C.	$18,219	($8,394)*	($22,966)*	$0	$0	$39,900 (4)	$26,759
Wolf, Dennis P.	$37,406	$31,208	$24,485	$0	$0	$0	$93,099
____________________

     * Negative amounts caused by forfeitures of restricted stock units and of stock options upon resignation as a director of the Quantum board.

(1)	Fees Earned or Paid in Cash include the following:

		Committee		Lead Independent
		Membership	Committee Chair	Director	Total Fees Earned
Name	Board Retainer	Retainer	Retainer	Retainer	or Paid in Cash
Auvil III, Paul R.(a)	$20,000	$ 6,250	$0	$0	$26,250
Brown, Michael A.	$35,750	$ 6,562.50	$6,562.50(a)	$0	$48,875
Buchsbaum, Thomas S.	$35,750	$15,625	$0	$16,250(a)	$67,625
Earhart, Alan L.(a)	$25,750	$ 5,938	$6,875	$0	$38,563
Esber, Jr., Edward M.	$35,750	$18,437.50 (a)	$2,812.50(a)	$0	$57,000
Fetter, Elizabeth A.	$35,750	$ 7,813	$4,375(a)	$0	$47,938
Marengi, Joseph A.(a)	$31,813	$ 7,109	$0	$0	$38,922
Partridge, John M. (a)	$11,813	$ 2,109	$0	$0	$13,922
Pasternack, Bruce A.(a)	$27,875	$ 6,406	$0	$0	$34,281
Wheelwright, Steven C. (a)	$11,812.50	$ 4,218.75	$ 937.50	$ 1,250	$18,219
Wolf, Dennis P. (a)	$27,875	$ 4,531	$5,000	$0	$37,406
____________________

            (a) The retainers reflect partial years of service.

(2)	Values represent dollar amounts recognized in Fiscal 2008 and are calculated in accordance with Statement of Financial Accounting Standards No. 123R (“SFAS No. 123R”). Assumptions underlying the valuation are included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 13, 2008.

(3)	Includes portion of annual board, committee and committee chair retainers paid in restricted stock units.

(4)	On August 28, 2006 in connection with the annual director compensation cycle, John Partridge and Steven Wheelwright were each granted 35,000 stock options at $2.00 per share, the fair market value of Quantum’s common stock on the date of grant, that were to vest on the one year anniversary of the grant date. Because Messrs. Partridge and Wheelwright did not seek re-election to the board last year, their board service ended effective on the date of last year’s annual meeting of stockholders, August 17, 2007, and their stock options did not vest. Since Messrs. Partridge and Wheelwright had fulfilled their duties for their full year of service, the Board determined that it was fair and appropriate to compensate them for the value of these stock options as if they had vested on August 28, 2007. The closing price of Quantum’s common stock on August 28, 2007 was $3.14. Therefore, the Board approved and the Company paid to Messrs. Partridge and Wheelwright cash amounts equal to the excess of the fair market value of Quantum common stock on August 28, 2007 over the per share exercise price of the options (i.e., $3.14 - $2.00 = $1.14) multiplied by 35,000 shares, or $39,900 to each individual.

Leadership and Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     The members of the Company’s Leadership and Compensation Committee are Ms. Elizabeth A. Fetter, Chair of the committee, Mr. Joseph A. Marengi and Mr. Bruce A. Pasternack. No member of the Leadership and Compensation Committee is currently, nor has any been at any time since the formation of the Company, an officer or employee of the Company or any of its subsidiaries. Likewise, no member of the Leadership and Compensation Committee has entered into a transaction, or series of similar transactions, in which they will have a direct or indirect material interest adverse to the Company.

Required Vote

     Each stockholder voting in the election of directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder’s shares are entitled. Alternatively, a stockholder may distribute the stockholder’s votes on the same principle among as many candidates as the stockholder would like, provided that votes cannot be cast for more than nine (9) candidates. However, no stockholder shall be entitled to cumulate votes for a candidate unless such candidate’s name has been properly placed in nomination according to the Company’s Bylaws, notice of the intention to cumulate votes is received at the principal executive offices of the Company at least twenty (20), and no more than sixty (60), days prior to the Annual Meeting and a proxy card has been submitted to the Company in accordance with this Proxy Statement. The proxy holders may exercise discretionary authority to cumulate votes and to allocate such votes among management’s nominees in the event that additional persons are nominated at the Annual Meeting for election of directors.

     If a quorum is present and voting, the nine nominees for director receiving the highest number of votes will be elected to the Board. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law. See “Quorum; Abstentions; Broker Non-Votes.”

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL TWO

TO AUTHORIZE THE COMPANY’S BOARD OF DIRECTORS TO SELECT AND FILE ONE OF SEVERAL POSSIBLE AMENDMENTS TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION WHICH WOULD EFFECT A REVERSE STOCK SPLIT, PURSUANT TO WHICH ANY WHOLE NUMBER OF OUTSTANDING SHARES OF THE COMPANY’S COMMON STOCK BETWEEN AND INCLUDING FOUR AND TWELVE WOULD BE COMBINED INTO ONE SHARE OF SUCH STOCK.

Overview

     Our Board of Directors has considered amendments to the Certificate which would effect a reverse stock split of all outstanding shares of Common Stock at an exchange ratio ranging from one-for-four to one-for-twelve. The Board of Directors has recommended that these proposed amendments be presented to the stockholders for approval. You are now being asked to approve this Proposal, which would authorize the following:

1)	The Board of Directors would be allowed to choose a range between and including 4:1 and 12:1 for a reverse stock split.

2)	The number of authorized number of shares of Common Stock and Preferred Stock of the Company would be reduced in the same proportion to the reduction in outstanding common shares.

3)	Even with stockholder approval of this proposal, the Board of Directors would not be obligated to pursue the reverse stock split. Rather, directors would have the flexibility to decide whether or not a reverse stock split (and at what ratio) would be in the best interests of the Company.

     Upon receiving stockholder approval, the Board of Directors will have the sole discretion pursuant to Section 242(c) of the Delaware General Corporation Law to elect, as it determines to be in the best interests of the Company and its stockholders, whether or not to effect a reverse stock split, and if so, the number of shares of Common Stock between and including four and twelve which will be combined into one share of Common Stock, at any time before the next annual meeting of stockholders. The board believes that stockholder approval of these amendments granting the Board of Directors this discretion, rather than approval of a specified exchange ratio, provides the Board of Directors with maximum flexibility to react to then-current market conditions and, therefore, is in the best interests of the Company and its stockholders.

     The text of the form of proposed amendments to the Certificate is attached hereto as Appendix A. By approving these amendments, stockholders will approve a series of amendments to the Certificate pursuant to which any whole number of outstanding shares between and including four and twelve would be combined into one share of Common Stock, and authorize the Board of Directors to file only one such amendment, as determined by the Board of Directors in the manner described herein, and to abandon each amendment not selected by the Board of Directors. The Board of Directors may also elect not to undertake any reverse split.

     If approved by the stockholders, and following such stockholder approval, the Board of Directors determines that effecting a reverse stock split is in the best interests of the Company and its stockholders, the reverse stock split will become effective upon filing one such amendment with the Secretary of State of the State of Delaware. The amendment filed thereby will contain the number of shares selected by the Board of Directors within the limits set forth in this proposal to be combined into one share of Common Stock.

     If the Board of Directors elects to effect a reverse stock split following stockholder approval, the number of issued and outstanding shares of Common Stock would be reduced in accordance with an exchange ratio determined by the Board of Directors within the limits set forth in this proposal. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of the outstanding Common Stock immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split. The par value of the Common Stock would remain unchanged at $0.01 per share. The amendment would also proportionally change the number of authorized shares of Common Stock and Preferred Stock.

Reasons for the Reverse Stock Split

     The Board of Directors believes that a reverse stock split is desirable for a number of reasons. First, the Board of Directors believes that a reverse stock split may enable the Company to meet the continued listing rules of the New York Stock Exchange. Second, the Board of Directors believes that a reverse stock split could improve the marketability and liquidity of the Common Stock.

     Minimum Per Share Price. Although Quantum’s trading price is currently above the minimum trading price required of the New York Stock Exchange, Quantum believes that approval of this Proposal Two would significantly reduce Quantum’s risk of not meeting this continued listing standard in the future.

     Potential Increased Investor Interest. The Board of Directors also believes that the increased market price of the Common Stock expected as a result of implementing a reverse stock split will improve the marketability and liquidity of the Common Stock and will encourage interest and trading in the Common Stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of the Common Stock may be harmed by the proposed reverse split given the reduced number of shares that would be outstanding after the reverse stock split. The board is hopeful, however, that the anticipated higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

     The Board of Directors does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act.

The Reverse Stock Split May Not Result in an Increase in the Per Share Price of the Common Stock; There Are Other Risks Associated With the Reverse Stock Split

     The Board of Directors expects that a reverse stock split of the Common Stock will increase the market price of the Common Stock. However, the Company cannot be certain whether the reverse stock split would increase the trading price for the Common Stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

  the trading price per share of Common Stock after the reverse stock split would rise in proportion to the reduction in the number of pre-split shares of Common Stock outstanding before the reverse stock split;

  the reverse stock split would result in a per share price that would attract brokers and investors who do not trade in lower priced stocks; and

  the market price per post-split share would either exceed or remain in excess of the $1.00 minimum bid price as required by the New York Stock Exchange or that the Company would otherwise meet the requirements of the New York Stock Exchange for continued inclusion for trading on the New York Stock Exchange.

     The market price of the Common Stock would also be based on Quantum’s performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is consummated and the trading price of the Common Stock declines, the percentage decline as an absolute number and as a percentage of the Company’s overall market capitalization may be greater than would occur in the absence of the reverse stock split. Furthermore, the liquidity of the Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Board Discretion to Implement the Reverse Stock Split

     If the reverse stock split is approved by the stockholders, it will be effected, if at all, only upon a determination by the Board of Directors that a reverse stock split (with an exchange ratio determined by the Board of Directors as described above) is in the best interests of the Company and its stockholders. Such determination shall be based upon certain factors, including meeting the listing requirements for the New York Stock Exchange, existing and expected marketability and liquidity of the Common Stock, prevailing market conditions and the likely effect on the market price of the Common Stock. Notwithstanding approval of the reverse stock split by the stockholders, the Board of Directors may, in its sole discretion, abandon all of the proposed amendments and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split prior to the next annual meeting of stockholders, as permitted under Section 242(c) of the Delaware General Corporation Law. If the Board of Directors fails to implement any of the reverse stock splits prior to the next annual meeting of stockholders, stockholder approval again would be required prior to implementing any reverse stock split.

Principal Effects of the Reverse Stock Split

     After the effective date of the proposed reverse stock split, each stockholder will own a reduced number of shares of Common Stock. However, the proposed reverse stock split will affect all stockholders uniformly and will not affect any stockholder’s percentage ownership interest in the Company (except to the extent that the reverse split would result in any of the stockholders owning a fractional share as described below). Proportionate voting rights and other rights and preferences of the holders of Common Stock will not be affected by the proposed reverse stock split (except to the extent that the reverse split would result in any stockholders owning a fractional share as described below). For example, a holder of 2% of the voting power of the outstanding shares of Common Stock immediately prior to the reverse stock split would continue to hold approximately 2% of the voting power of the outstanding shares of Common Stock immediately after the reverse stock split. The number of stockholders of record also will not be affected by the proposed reverse stock split (except to the extent that the reverse split would result in any stockholders owning only a fractional share as described below).

     The proposed reverse stock split will also reduce the number of shares of Common Stock available for issuance under the Company’s 1993 Long Term Incentive Plan, Nonemployee Director Equity Incentive Plan, and Amended Employee Stock Purchase Plan, in proportion to the exchange ratio selected by the Board of Directors within the limits set forth in this proposal. The Company also has outstanding stock option, restricted stock and restricted stock unit awards pursuant to which shares of Common Stock will be issued or released upon exercise or vesting, as applicable, under one or more of the following plans: the Company’s 1993 Long Term Incentive Plan, Nonemployee Director Equity Incentive Plan, Supplemental Stock Option Plan, 1996 Board of Directors Stock Option Plan, Amended Employee Stock Purchase Plan, Advanced Digital Information Corporation 1999 Stock Incentive Compensation Plan, Advanced Digital Information Corporation 1996 Stock Option Plan and ADIC-Rocksoft Employee Retention Pool Share Plan. Under the terms of the applicable stock plan and award agreement, the number of shares subject to outstanding stock option, restricted stock and restricted stock unit awards will be proportionately reduced by the exchange ratio selected by the Board of Directors within the limits set forth in this proposal. In addition, the exercise price of each outstanding stock option will be proportionately increased by the exchange ratio selected by the Board of Directors within the limits set forth in this proposal.

     If the proposed reverse stock split is implemented, it will increase the number of stockholders of the Company who own “odd lots” of less than 100 shares of Common Stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of Common Stock.

     The Common Stock is currently registered under Section 12(b) of the Securities Exchange Act, and the Company is subject to the periodic reporting and other requirements of the Securities Exchange Act. The proposed reverse stock split will not affect the registration of the Common Stock under the Securities Exchange Act. If the proposed reverse stock split is implemented, the Common Stock will continue to be reported on the New York Stock Exchange under the symbol “QTM”.

Effective Date

     The proposed reverse stock split would become effective as of 5:00 p.m. Eastern time on the date of filing of a certificate of amendment to the Certificate with the office of the Secretary of State of the State of Delaware. On the effective date, shares of Common Stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of Common Stock in accordance with the reverse stock split ratio determined by the Board of Directors within the limits set forth in this proposal.

Treatment of Fractional Shares

     No scrip or fractional shares would be issued if, as a result of the reverse stock split, a registered stockholder would otherwise become entitled to a fractional share. Instead, the Company would pay to the registered stockholder, in cash, the value of any fractional share interest arising from the reverse stock split. The cash payment would equal the fraction to which the stockholder would otherwise be entitled multiplied by the closing sales price of the Common Stock as reported on the New York Stock Exchange, as of the effective date. No transaction costs would be assessed to stockholders for the cash payment. Stockholders would not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date payment is made for their fractional shares.

     If you do not hold sufficient shares of pre-split Common Stock to receive at least one post-split share of Common Stock and you want to hold the Common Stock after the reverse stock split, you may do so by taking either of the following actions far enough in advance so that it is completed before the reverse stock split is effected:

  Purchase a sufficient number of shares of Common Stock so that you would hold at least that number of shares of Common Stock in your account prior to the implementation of the reverse stock split that would entitle you to receive at least one share of Common Stock on a post-split basis; or

  If applicable, consolidate your accounts so that you hold at least that number of shares of Common Stock in one account prior to the reverse stock split that would entitle you to at least one share of Common Stock on a post-split basis. Common Stock held in registered form (that is, shares held by you in your own name on the Company’s share register maintained by its transfer agent) and Common Stock held in “street name” (that is, shares held by you through a bank, broker or other nominee) for the same investor would be considered held in separate accounts and would not be aggregated when implementing the reverse stock split. Also, shares of Common Stock held in registered form but in separate accounts by the same investor would not be aggregated when implementing the reverse stock split.

     After the reverse stock split, then current stockholders would have no further interest in the Company with respect to their fractional shares. A person otherwise entitled to a fractional share interest would not have any voting, dividend or other rights in respect of their fractional interest except to receive the cash payment as described above. Such cash payments would reduce the number of post-split stockholders to the extent that there are stockholders holding fewer than that number of pre-split shares within the exchange ratio that is determined by the Board of Directors as described above. Reducing the number of post-split stockholders, however, is not the purpose for this Proposal Two.

     Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where Quantum is domiciled and where the funds for fractional shares would be deposited, sums due to stockholders in payment for fractional shares that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Effect on Non-registered Stockholder

     Non-registered stockholders holding Common Stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the consolidation than those that would be put in place by the Company for registered stockholders, and their procedures may result, for example, in differences in the precise cash amounts being paid by such nominees in lieu of a fractional share. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

Exchange of Stock Certificates

     As soon as practicable after the effective date, stockholders will be notified that the reverse split has been effected. The Company’s transfer agent will act as “exchange agent” for purposes of implementing the exchange of stock certificates. Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for post-reverse split shares and payment in lieu of fractional shares (if any) in accordance with the procedures to be set forth in a letter of transmittal to be sent by the Company. No new post-reverse split shares and no payments in lieu of fractional shares will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.

     STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

Accounting Consequences

     The par value per share of Common Stock would remain unchanged at $0.01 per share after the reverse stock split. As a result, on the effective date of the reverse split, the stated capital on the Company’s balance sheet attributable to the Common Stock will be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share Common Stock net income or loss and net book value will be increased because there will be fewer shares of Common Stock outstanding. Payment of cash for the fractional shares will reduce our cash balances with a corresponding reduction to additional paid-in capital. We do not anticipate the cost of the fractional share payments will be significant, nor do we anticipate any impact from this payment on our debt covenants. We will reclassify prior period per share amounts and the Consolidated Statements of Stockholders’ Equity for the effect of the reverse stock split for any prior periods in our financial statements and reports such that prior periods are comparable to current period presentation. The Company does not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

     Our stockholders are not entitled to dissenters’ or appraisal rights under either Delaware or California corporate law, respectively, with respect to the proposed amendments to the Certificate to effect the reverse split, and Quantum will not independently provide the stockholders with any such right.

Material Federal U.S. Income Tax Consequence of the Reverse Stock Split

     The following is a summary of certain material United States federal income tax consequences of the reverse stock split to the Company’s stockholders, does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. Other stockholders may also be subject to special tax rules, including but not limited to: stockholders who received Common Stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. This summary also assumes you are a United States holder (defined below) who has held, and will hold, shares of Common Stock as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). Finally, the following discussion does not address the tax consequences of transactions occurring prior to or after the reverse stock split (whether or not such transactions are in connection with the reverse stock split) including, without limitation, the exercise of options or rights to purchase Common Stock in anticipation of the reverse stock split.

     The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. You should consult with your own tax advisor with respect to the tax consequences of the reverse stock split. As used herein, the term United States holder means a stockholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any state, including the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust that (i) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

     The following discussion is based on the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. The Internal Revenue Service could adopt a contrary position. In addition, future legislative, judicial or administrative changes or interpretations could adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences described herein. No ruling from the Internal Revenue Service or opinion of counsel has been obtained in connection with the reverse stock split.

     Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder's exchange of pre-reverse stock split shares of Common Stock for post-reverse stock split shares of Common Stock pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split (including any fraction of a post-reverse stock split share deemed to have been received) will be the same as the stockholder's aggregate tax basis in the pre-reverse stock split shares exchanged therefor. The stockholder's holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split.

     In general, stockholders who receive cash in exchange for their fractional share interests in the post-reverse stock split shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests repurchased. The receipt of cash instead of a fractional share of Common Stock by a United States holder of Common Stock should generally result in a taxable gain or loss to such holder for federal income tax purposes based upon the difference between the amount of cash received by such holder and the adjusted tax basis in the fractional shares as set forth above. Such gain or loss should generally constitute a capital gain or loss and would constitute long-term capital gain or loss if the holder's holding period is greater than one year as of the effective date.

Information Reporting and Backup Withholding

     You may be subject to information reporting with respect to any cash received in exchange for a fractional share of Common Stock in the reverse stock split. Holders who are subject to information reporting and who do not provide appropriate information when requested may also be subject to backup withholding at a rate of 28%. Any amount withheld under such rules is not an additional tax and may be refunded or credited against your United States federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT, IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

COMPENSATION DISCUSSION & ANALYSIS

     This Compensation Discussion and Analysis describes the overall philosophy and material elements of compensation provided to the Company’s named executive officers for Fiscal 2008.

     Compensation Objectives and Philosophy

     The Leadership and Compensation Committee (the “Committee”) believes that Quantum's executive compensation program should facilitate achievement of the Company's short- and long-term goals. To this end, the Committee aims to attract and retain the best executive talent to accomplish these objectives. The Committee believes that the value of the compensation program should be heavily connected to overall corporate and individual performance.

     Consequently, the Company's executive compensation program is designed to offer target cash and equity compensation opportunities at market-competitive levels and to reward superior performance with above-market compensation. Company performance, as measured by corporate financial targets and share price, will determine annual and long-term compensation levels. Actual annual executive compensation is expected to be below market competitive levels if the Company does not achieve its performance objectives, as has been the case in recent years. The Committee believes that this program aligns the interests of executives with those of stockholders in promoting the creation of long-term stockholder value.

     Process for Determining Executive Compensation

     Role of the Leadership and Compensation Committee - The Leadership and Compensation Committee oversees and approves all compensation and benefit arrangements for the Named Executive Officers (“NEOs”). In the case of the compensation of the CEO, the Committee reviews and approves the CEO’s compensation package together with the other independent members of the Board of Directors. A substantial portion of the Committee’s work relates to the determination of total compensation levels for the Company’s executive officers and the evaluation of Company and executive performance. The Committee considers a variety of factors when determining total compensation amounts. These factors include recommendations by the CEO and other members of management, recommendations by the Committee’s independent compensation consultants and competitive studies and analyses prepared by the independent consultants and management.

     Role of Independent Consultants – During Fiscal 2008, the Committee retained Frederic W. Cook & Co., Inc. and Compensia, Inc., both of whom are independent executive compensation consulting firms (together, the “independent consultants”), to provide advice on market competitiveness (both in terms of the Company’s peer groups and the broader technology market), current trends and developments and specific program design recommendations relating to executive compensation. In previous years, Frederic W. Cook & Co. also provided the Committee with detailed annual studies regarding competitive pay practices for key employees. The independent consultants only provide services to the Company that are directly related to the Committee’s own responsibilities.

     Role of Management – Management provides recommendations to the Committee on issues such as target compensation levels, compensation program design, annual corporate financial performance targets and evaluations of executive and Company performance. In Fiscal 2008, the Committee also had access to competitive data prepared by management when determining annual and long-term compensation levels. While the Committee carefully considers all recommendations made by members of management, ultimate authority for all compensation decisions regarding the Company’s NEOs rests with the Committee (and, in the case of CEO compensation, together with the other independent members of the Board of Directors). Certain members of management, including the CEO, CFO and VP of Human Resources attend Committee meetings and participate in the Committee’s discussions and deliberations. However, the members of management are not present when the Committee discusses and determines their compensation.

     Competitive Benchmarking – The Committee considers various sources of competitive data when determining executive compensation levels including compensation data from two public company peer groups and various Radford surveys of technology companies.

     For Fiscal 2008, the primary public company peer group consisted of the following companies:

          Atmel
          Brocade Communications
          Cypress Semiconductor
          Hutchinson Technology
          Imation

          Integrated Device Technology
          Komag
          Micrel
          Microchip Technology
          Network Appliance
          Qlogic
          Sandisk
          Silicon Laboratories
          Silicon Storage Technology
          Synaptics
          Western Digital

     The selection of companies in the primary peer group was prepared and recommended by Frederic W. Cook & Co. The Committee has used substantially the same primary peer group for competitive benchmarking for a number of years, with only minor modifications due to acquisitions or mergers. Although many of the peers are larger in terms of market capitalization than Quantum, the Committee believes that these companies supply meaningful points of comparison for compensation purposes based primarily on revenue size and industry. The range of revenue for the primary peer group is approximately $250 million to $5 billion with a median of approximately $980 million.

     During Fiscal 2008, the Committee again approved the use of a second competitive public company peer group for compensation comparisons. This second group, which is used primarily for equity compensation comparison purposes, was approved in recognition of the fact that many companies in the primary group significantly exceeded Quantum’s size in terms of market capitalization. The selection of companies in the secondary peer group was prepared and recommended by Frederic W. Cook & Co. based primarily on market capitalization and industry. The range of market capitalization for the secondary peer group is approximately $275 million to $1.2 billion with a median of approximately $712 million.

     For Fiscal 2008, the secondary public company peer group consisted of the following companies:

          Adaptec
          Agilysys
          Black Box
          Brightpoint
          Checkpoint Systems
          CTS
          Hutchinson Tech
          Inter-Tel
          Komag
          MTS Systems
          Plantronics
          Plexus
          Powerwave
          Rackable Systems
          Radisys
          STEC
          Tekelec
          Viasat

     Elements of Compensation

     Set forth below is a discussion of each element of compensation, how each amount is determined and how each element fits into the overall compensation philosophy.

     Base Salary

     The Leadership and Compensation Committee believes that it is necessary to provide base salaries to enable Quantum to secure the services of key executive talent. Base salaries are typically reviewed as part of the annual compensation review process and are adjusted in accordance with individual performance, promotions and competitive practice. As in previous years, in Fiscal 2008, the Committee benchmarked and generally positioned base salaries at approximately the competitive median using both published surveys and peer group data.

     In June 2007, the Committee, together with the Board of Directors, increased the base salary of Mr. Belluzzo for Fiscal 2008 from $675,000 to $700,000 in recognition of the results generated by Mr. Belluzzo in Fiscal 2007, particularly with respect to his leadership in successfully consummating the merger of the Company with Advanced Digital Information Corporation, and to better position Mr. Belluzzo’s base salary competitively with CEOs of other high technology companies. Mr. Belluzzo’s base salary, as adjusted, is slightly above the median of the base salaries for other CEOs in the Company’s peer group and in the broader technology industry.

     The Committee did not adjust the base salaries of Mr. Gacek and Mr. Britts for Fiscal 2008 as the Committee determined that Mr. Gacek’s base salary was competitively positioned at the market median while Mr. Britt’s base salary was positioned slightly above the market median. However, in lieu of any base salary adjustment and in recognition of the results achieved by Mr. Gacek and Mr. Britts in connection with the successful integration and synergy activities related to the merger of Quantum and Advanced Digital Information Corporation, the Committee approved the payment of cash bonuses of $25,000 to Mr. Gacek and $20,000 to Mr. Britts in June 2007.

     Also in June 2007, the Committee approved an increase in the base salary of Mr. Hall for Fiscal 2008 from $250,071 to $275,000 and in the base salary of Ms. Barrett for Fiscal 2008 from $223,415 to $234,586. The adjustments in the base salaries of Mr. Hall and Ms. Barrett were in recognition of their individual performance during Fiscal 2007, and were intended to better position their base salaries competitively with their peers in other high technology companies as the base salaries of both were determined to be below the 25th percentile of their peers.

     The base salary of Mr. Matthews was not adjusted in Fiscal 2008 as Mr. Matthews terminated employment with the Company effective April 30, 2007. The base salary of Mr. Dalton was increased for Fiscal 2008 from $275,000 to $325,000 in June 2007 in connection with the Company’s restructuring of its engineering organization. At that time, Mr. Dalton was promoted to Senior Vice President, Engineering and assumed responsibility for the entire engineering organization. The increase in Mr. Dalton’s base salary was in recognition of his increased responsibilities and better positioned his base salary competitively with his peers internally and well as with his peers in other high technology companies. As is discussed below, Mr. Dalton terminated employment with the Company effective February 7, 2008.

     In June 2008, the Committee completed its annual review of the base salaries for Mr. Belluzzo and the other NEOs. In reviewing the base salaries, the Committee took into account the Company’s financial performance for Fiscal 2008, the individual performance of the NEOs for Fiscal 2008 and the positioning of the NEOs’ base salaries in relation to the market median (using both the Company’s primary peer group and survey data for the technology industry). The Committee does not have a pre-defined framework that determines which of these factors may be more or less important, and the emphasis placed on specific factors may vary among the NEOs. Ultimately, it is the Committee’s judgment of these factors that forms the basis for determining the compensation of the CEO and the other NEOs. Based on the combination of these factors, the Committee made no change to Mr. Belluzzo’s base salary for Fiscal 2009 (which remains at $700,000). For the other NEOs, the Committee increased Mr. Gacek’s base salary by 5.72% or $20,020 to $370,024, made no change to Mr. Britts’ base salary (which remains at $350,004), increased Mr. Hall’s base salary by 5.46% or $15,015 to $290,018 and increased Ms. Barrett’s base salary by 5.72% or $13,418 to $248,004.

     Annual Cash Bonus

     Overview

     For Fiscal 2008, all of the NEOs were eligible to receive annual cash bonuses under Quantum’s Executive Officer Incentive Plan (the “Executive Officer Incentive Plan”). The Executive Officer Incentive Plan is an annual cash incentive plan which is intended to provide competitive cash compensation opportunities to participants while supporting the Company’s philosophy of pay-for-performance. The Executive Officer Incentive Plan supports this philosophy by tying annual cash compensation levels to both Company and individual performance.

     Target Awards

     Each NEO has a target annual bonus award under the Executive Officer Incentive Plan that is defined as a percentage of his or her base salary. Target awards are typically reviewed as part of the annual compensation review process and are adjusted in accordance with competitive practice. The Committee determined that the target awards for each of the NEOs was competitively positioned at the market median and, therefore, did not adjust any of the target awards. For Fiscal 2008, target awards for the NEOs were as follows: Mr. Belluzzo, 100% of base salary, Mr. Gacek, 70% of base salary, Mr. Britts, 70% of base salary, Mr. Hall, 40% of base salary and Ms. Barrett, 40% of base salary. Neither Mr. Matthews, who had an incentive target of 70% of base salary, nor Mr. Dalton, who had an incentive target of 60% of base salary, were eligible to receive a cash bonus for Fiscal 2008 as both terminated their employment prior to the end of Fiscal 2008.

     Actual payouts under the Executive Officer Incentive Plan may be above target in the event of superior Company or individual performance. The Executive Officer Incentive Plan provides for a cap on the maximum award that may be paid.

     Determination of Actual Awards and Performance Metrics

     Actual awards under the Executive Officer Incentive Plan for the CEO are determined based on a combination of Company achievement of pre-defined quarterly and annual financial goals and the CEO’s achievement of pre-defined individual performance goals. For Fiscal 2008, the CEO’s performance goals consisted of: (1) improving the Company’s capital structure (by reducing the Company’s quarterly interest cost); (2) growing the Company’s branded business; (3) making organizational and investment changes to align with the Company revised business strategy; and (4) maintaining revenue in tape drives, media and other segments. These goals were weighted 30%, 30%, 20% and 20%, respectively. Actual awards under the Executive Officer Incentive Plan to the other NEOs are determined based on a combination of Company achievement of the pre-defined quarterly and annual financial goals as well as the assessment of individual performance.

     A Company-wide bonus pool is established annually based on the achievement of quarterly and annual financial performance goals. This bonus pool funds both the Executive Officer Incentive Plan and the Quantum Incentive Plan (the “QIP”). The QIP is an annual cash incentive plan under which all non-commissioned employees of the Company, including the non-executive vice presidents of the Company, are eligible to participate in the QIP. At the end of the year, the CEO proposes an allocation of the funded bonus pool to all participants in the Executive Officer Incentive Plan (other than to himself) based on his assessment of individual and Company performance over the fiscal year. The Committee determines the bonus, if any, payable to the CEO from the funded bonus pool and also approves all bonus payments recommended by the CEO to each of the NEOs under the Executive Officer Incentive Plan as well as to the Company’s non-executive vice presidents under the QIP.

     For Fiscal 2008, funding of the bonus pool for the Executive Officer Incentive Plan and the QIP was based upon achievement of quarterly and annual Non-GAAP operating income goals. The Committee believes that Non-GAAP operating income is the most appropriate measure of the Company’s financial performance. Non-GAAP operating income is defined as operating income minus restructuring charges, acquisition transition-related expenses, amortization of intangibles and stock-based compensation charges. The specific quarterly and annual Non-GAAP operating income goals were set at the beginning of the fiscal year as part of the establishment of the Company’s Annual Operating Plan. The Annual Operating Plan is generally discussed extensively between the Board and the Company’s senior management team before it is approved by the Board. The specific quarterly and annual Non-GAAP operating income goals for Fiscal 2008 were set at levels that the Committee believed would require a high level of performance to achieve.

     For Fiscal 2008, the Company achieved the quarterly operating income goal in Q1, but failed to achieve the goal for all other quarters. In addition, the Company did not achieve the annual Non-GAAP operating income goal. Notwithstanding the CEO’s satisfactory performance versus his individual performance goals, the Committee determined that no bonus would be paid to the CEO for Fiscal 2008 based on the Company’s overall financial performance for the fiscal year. Moreover, based on these financial results, no bonuses were earned by or paid to any participants in the Executive Officer Incentive Plan or the QIP, including to any of the NEOs, for Fiscal 2008.

     For Fiscal 2009, the Committee has determined to continue to use Non-GAAP operating income as the performance measure for the Executive Officer Incentive Plan and the QIP. The specific quarterly and annual non-GAAP operating income goals for Fiscal 2009 have again been set as part of the Company’s Annual Operating Plan. As was the case for Fiscal 2008, the Committee believes that the specific Non-GAAP operating income goals are attainable but that the achievement of these goals will require a high level of performance. In addition, for the CEO under the Executive Officer Incentive Plan, the CEO and Committee together have established the following key individual performance goals: (1) accelerate the Company’s disk/software business; (2) sustain the Company’s tape leadership; (3) drive greater branded revenue; (4) define and expand the Company’s edge-to-core data protection strategy; and (5) improve quality and customer satisfaction.

     Equity Compensation

     Overview

     All NEOs are eligible to receive long-term incentive compensation under the Company’s 1993 Long-Term Incentive Plan (“LTIP”). Equity awards are granted to executives under the LTIP to i) provide at-risk equity compensation consistent with the Committee’s pay-for-performance philosophy and ii) align executives’ and shareholders’ interests by providing executives with significant equity stakes in the Company.

     Historically, the Company has granted equity compensation primarily in the form of stock options. Although the Committee believes that stock options remain an appropriate vehicle for providing executives with the incentive to increase the Company’s share price, and are consistent with the Committee’s pay-for-performance philosophy, the Committee undertook an initiative beginning in Fiscal 2007 to reduce the dilution, burn rate and recognized expense resulting from grants of equity awards. Consequently, the Committee determined that a portion of awards made to the CEO and other NEOs would be in the form of restricted stock units (“RSUs”).

     During Fiscal 2008, the Company granted both time-vesting RSUs and stock options to the NEOs. Time-vesting RSUs are intended to both retain executives and provide direct alignment between executive and shareholder interests. Stock options are primarily intended to provide the NEOs with the incentive to increase the Company’s stock price. Compared to stock options, RSUs limit the increase in dilution from outstanding equity awards because fewer shares are granted while delivering the same economic value. Both the time-vesting RSUs and the stock options granted to the NEOs in Fiscal 2008 will vest in equal annual installments over three years.

     In determining the size of annual equity awards, the Committee does not establish specific market targets for the NEOs but considers the size and value of grants awarded to executive officers at peer companies, the size and value of grants awarded to executive officers at other high technology companies as reported in various surveys, Company and individual performance, current outstanding equity awards held by the NEOs and the projected impact on stockholder dilution and burn rate. As reported in the Grants of Plan-Based Awards Table, the Committee approved the following equity grants to the NEOs in Fiscal 2008:

	Stock Options	Grant Date Value	RSUs	Grant Date Value
Mr. Belluzzo	720,000	$898,992	240,000	$760,800
Mr. Gacek	225,000	$280,935	75,000	$237,750
Mr. Britts	225,000	$280,935	75,000	$237,750
Mr. Hall	105,000	$131,103	35,000	$110,950
Ms. Barrett	105,000	$131,103	35,000	$110,950
Mr. Dalton	890,000	$1,052,364	80,000	$253,600

     The Committee did not consider the values shown in the Summary Compensation Table for Option and Stock Awards in determining the size of new awards. These values represent expense for past and current year awards accrued during the Fiscal 2008 under FAS 123R. The Committee does not believe this value to be a meaningful measure of compensation received by the NEOs during the year as it is calculated purely for financial reporting purposes. Rather, the Committee considers the grant date value of the equity awards (as shown above and as reported in the Grants of Plan-Based Awards Table) to be a more meaningful representation of the compensation received by the NEOs during the year for the equity awards. Other than the equity grant to Mr. Dalton (which was provided primarily in connection with his promotion to Senior Vice President, Engineering), the Committee believes that the size and type of the equity grants provided to the NEOs are competitive with the size and type of equity grants provided within its peer groups and within the high technology industry for similarly sized and performing companies.

     In Fiscal 2008, the Committee approved an extension of the post-termination exercise period applicable to outstanding options held by Mr. Belluzzo, from three (3) months to twelve (12) months in the event of his retirement as Chief Executive Officer, or from the Board of Directors, if later. The Committee determined that providing Mr. Belluzzo with a longer post-termination exercise period for his stock options following retirement was both consistent with market practice and would allow Mr. Belluzzo to exercise his outstanding stock options in an orderly manner following his retirement from the Company.

     In June 2008, the Committee approved certain equity grants to the NEOs for Fiscal 2009. In determining the form of the equity grants, the Committee considered the same factors it considered when making the Fiscal 2008 equity grants to the NEOs. In this regard, the Committee considered three factors to be of most importance. First, the Committee determined that it was important to provide the equity grants in a form that would further the Company’s initiative to reduce its annual burn rate. Second, the Committee determined that it was important to provide the equity grants in a form that would have immediate and meaningful retention value to the NEOs. And third, the Committee determined that the equity grants would need to be made in a form that would support and further the Company’s pay-for-performance philosophy. Based on these considerations, the Committee approved an immediate grant of time-vesting RSUs to each of the NEOs. The Committee determined that the time-vesting RSUs would constitute 70% of the NEOs’ targeted Fiscal 2009 equity grant and would vest 50% one year from the date of grant and 50% two years from the date of grant. As for the remaining 30% of the NEOs targeted Fiscal 2009 equity grant, the Committee determined that this portion of the equity grant would be made in the discretion of the Committee after the completion of Fiscal 2009. The Committee expects to grant RSUs to the NEOs for Fiscal 2009 performance if the Company achieves certain performance goals to be established by the Committee.

     Although the Committee does not utilize any specific formula or have any pre-established targets for determining the size of the individual equity grants to the NEOs, the Committee considers individual performance for the prior fiscal year to be the key factor in determining the targeted size of the equity grants. Based on its review of the NEOs’ individual performance for Fiscal 2008, the Committee approved the following grants of time-vesting RSUs to the NEOs for Fiscal 2009: Mr. Gacek (122,500 RSUs); Mr. Britts (87,500 RSUs); Mr. Hall (52,500 RSUs) and Ms. Barrett (52,500 RSUs). The Committee also currently expects to grant Mr. Belluzzo an equity compensation award during Fiscal 2009. The form and other details of the award have not yet been determined but it currently is expected that the award will be designed to be consistent with the Company’s pay-for-performance compensation philosophy. It is further expected that any such grant will take into account the considerations noted above, and will be intended to create a direct link between Mr. Belluzzo’s long-term compensation and the long-term interests of the Company’s shareholders. However, as of the date of the printing of this proxy statement, the Committee had made no determination as to the size, vesting or other specific terms of any Fiscal 2009 grant to Mr. Belluzzo.

     The Committee continually monitors the appropriate form and design of equity awards. In the future, it may select different award types to further align pay and performance.

     Timing & Pricing of Equity Awards

     The Company has never had, and does not intend to establish, a policy to intentionally backdate or coordinate stock option grants with the public release of material information.

     The Company does not have an established schedule for the granting of equity awards. Instead, the Company makes awards from time to time as necessary. In Fiscal 2007 the Committee instituted a policy that all stock option grants would be approved either at a regularly scheduled Committee meeting or by unanimous written consent on the last business day of each month, or as close as reasonably possible to the last business day of the month. In Fiscal 2008, the Committee revised this policy to provide that all stock option grants will be approved either at a regularly scheduled Committee meeting or by unanimous written consent on the first business day of each month, or as close as reasonably possible to the first business day of the month. The actual grant date for equity awards under this policy is the later to occur of the first day of the month or the day the last member of the Committee approves in writing the equity award grant.

     As required by the 1993 Long-Term Incentive Plan, the exercise price for all stock option awards granted is set as the closing share price on the date of grant.

     Benefits and Perquisites

     Employee Stock Purchase Plan - The Company offers all employees, including the NEOs, the ability to acquire Company stock through a tax-qualified employee stock purchase plan. This plan allows employees to purchase Company stock at a 15% discount relative to the market price. The Committee believes that tax-qualified employee stock purchase plans are a cost efficient method of encouraging employee stock ownership.

     Health and Welfare Benefits - The Company offers health, welfare and other benefit programs to substantially all employees. The Company shares the cost of health and welfare benefits with its employees, the cost of which is dependent on the level of coverage an employee elects. The health and welfare benefits offered to each of the NEOs are identical to those offered to other full time employees.

     Perquisites - The Company offers company-paid financial counseling and tax preparation services to all vice presidents, including each of the NEOs. Covered executives are entitled to receive up to $6,000 in their initial year of participation, and an additional $3,500 per year thereafter. The Committee considers this expense to be minimal and appropriate given the level of the participants’ responsibilities. The Company does not provide any other perquisites to the NEOs that are not available to all other full time employees.

     Retirement Benefits – All US-based employees, including the NEOs, are eligible to participate in the Company’s tax-qualified 401(k) Savings Plan. Participants may defer cash compensation up to statutory IRS limits and receive a matching Company contribution. Participants direct their own investments in the Company’s tax-qualified 401(k) Savings Plan, which does not include Company stock.

     The Company also has a non-tax qualified deferred compensation plan which allows select employees, including all of the NEOs, to contribute a portion of their base salary and annual bonuses to an irrevocable trust for the purpose of deferring federal and state income taxes. Participants direct the deemed investment of their deferred accounts among a select group of investment funds, which does not include Company stock. The deemed investment accounts mirror the investment options available under the Company’s 401(k) plan. Participants’ deferred accounts are credited with interest based on their deemed investment selections. Participants may change their investment elections on a daily basis, the same as they may under the Company’s 401(k) plan. The Company does not make employer or matching contributions to the deferred accounts under the non-tax qualified deferred compensation plan. The Company offers the non-tax qualified deferred compensation plan as a competitive practice to enable it to attract and retain top talent.

     Change in Control Severance Policy, Employment Agreements and Severance Agreements

     The Company has entered into change of control agreements with all NEOs whereby in the event that there is a “change of control” of the Company (which is defined in the Agreements to include, among other things, a merger or sale of all or substantially all of the assets of the Company or a reconstitution of the Company’s Board) and, within 18 months of the change of control, there is an “Involuntary Termination” of such executives’ employment, then the executives are entitled to specified severance compensation and benefits. The Agreements define “Involuntary Termination” to include, among other things, any termination of the executive by the Company without “cause” or a significant reduction of the executive’s duties without such executive’s express written consent.

     For the CEO, the principal severance benefits are as follows: (1) a lump sum payment equal to 300% of the CEO’s then established base compensation; (2) a lump sum payment equal to 300% of the average of the CEO’s actual annual bonuses received over the previous two (2) years; (3) payment of COBRA premiums for twelve (12) months; (4) vesting of any unvested equity-based compensation award then held by the CEO; and (5) if applicable, a gross-up payment in the amount of any excise tax incurred by the CEO as a result of the benefits received under the Agreement. For the other Named Executive Officers the principal benefits are: (1) a lump sum equal to 200% of the executive’s then established base compensation; (2) a lump sum payment equal to 200% of the average of the executive’s actual annual bonuses received over the previous two (2) years; (3) payment of COBRA premiums for twelve (12) months; (4) vesting of any unvested equity-based compensation award then held by the executive; and (5) if applicable, a gross-up payment in the amount of any excise tax incurred by the executive as a result of the benefits received under the Agreement.

     The purpose of the Agreements is to ensure that the Company will have the continued dedication of its executives by providing such individuals with compensation arrangements that are competitive with those of its peer group, to provide sufficient incentive to the individuals to remain with the Company, to enhance their financial security, as well as protect them against unwarranted termination in the event of a change of control. The Board believes that this policy serves the best interests of stockholders because it eliminates management’s self-interest considerations during a potential change of control at a cost that is both appropriate and reasonable.

     The Company has also entered into employment agreements with Messrs. Belluzzo, Gacek, Britts and Matthews. However, as described below, Mr. Matthews has terminated employment and entered into a severance agreement, which supersedes his employment agreement. The employment agreements with Messrs. Belluzzo, Gacek and Britts provide for minimum base salaries, target annual incentive bonuses, and stock option and restricted stock/restricted stock unit grants. These employment agreements also provide for the payment of severance benefits in the event of a qualifying termination of employment that is not associated with a change of control. If Mr. Belluzzo is constructively terminated or involuntarily terminated by the Company other than for “cause”, he will receive a payment in the amount of 18 months base salary subject to his execution of a separation agreement and general release. If Messrs. Gacek and Britts are “Involuntarily Terminated” (as defined in their respective change of control agreements) in a context other a change in control, they will each be entitled to receive a payment equal to 52 weeks of base salary subject to the execution of a separation agreement and general release.

     During Fiscal 2008, the employment of Messrs. Matthews and Dalton terminated with the Company. The employment of Mr. Matthews terminated effective April 30, 2007 and the employment of Mr. Dalton terminated effective February 7, 2008.

     The Company entered into a severance agreement with Mr. Matthews in accordance with the terms of his employment agreement. The severance payment and benefits payable to Mr. Matthews pursuant to this severance agreement were detailed in the Company’s 2007 proxy statement.

     The Company entered into a severance agreement with Mr. Dalton. The Company entered into the severance agreement with Mr. Dalton in order to obtain certain non-compete, confidentiality, non-disclosure, non-disparagement and non-solicitation agreements from Mr. Dalton. Pursuant to this severance agreement, Mr. Dalton received a cash severance payment of $181,250, payable bi-weekly (which is an amount equal to 26 weeks of annual base salary plus one additional week for each of his 3 weeks of service with the Company), health care continuation for six months, continuation of group term life insurance coverage for 60 days at Mr. Dalton’s expense, continuation of the lease payments on Mr. Dalton’s leased home through August 31, 2008, forgiveness of Mr. Dalton’s repayment obligation on certain of his relocation expenses and six months of outplacement services. In addition, the Company agreed to provide for the continued vesting of Mr. Dalton’s stock options and restricted stock units through September 1, 2008 in accordance with the original vesting schedules applicable to those stock options and restricted stock units and to extend the 90-day post-termination exercise period to December 31, 2008 for all of Mr. Dalton’s stock options which were vested as of his termination date plus those stock options that will vest on or before September 1, 2008.

     Estimated Payments Upon Termination or Change in Control

     The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for Messrs. Belluzzo, Gacek, Britts, Hall and Ms. Barrett. Payments and benefits are estimated assuming that the triggering event took place on the last business day of Fiscal 2008 (March 31, 2008), outstanding equity awards were not assumed or substituted for in connection with a change in control, and the price per share of the Company’s common stock is the closing price on the New York Stock Exchange as of that date ($2.14). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

		Potential Payments Upon:
			Involuntary Termination Not
		Involuntary Termination within 18	Associated with a Change of
Name	Type of Benefit	Months After a Change of Control	Control
Richard E. Belluzzo	Cash Severance Payments	$2,100,000	$1,050,000
	Vesting Acceleration(1)	$781,100	$0
	Continued Coverage of Employee Benefits(2)	$17,981	$0
	Tax Gross-up(3)	$0	$0
	Total Termination Benefits:	$2,899,081	$1,050,000

Jon W. Gacek	Cash Severance Payments	$866,201	$350,004
	Vesting Acceleration(1)	$552,333	$0
	Continued Coverage of Employee Benefits(2)	$17,981	$0
	Tax Gross-up(3)	$0	$0
	Total Termination Benefits:	$1,436,515	$350,004

William C. Britts	Cash Severance Payments	$861,201	$350,004
	Vesting Acceleration(1)	$552,333	$0
	Continued Coverage of Employee Benefits(2)	$5,980	$0
	Tax Gross-up(3)	$0	$0
	Total Termination Benefits:	$1,419,514	$350,004

Shawn D. Hall	Cash Severance Payments	$550,000	$0
	Vesting Acceleration(1)	$129,414	$0
	Continued Coverage of Employee Benefits(2)	$17,981	$0
	Tax Gross-up(3)	$0	$0
	Total Termination Benefits:	$697,395	$0

Barbara L. Barrett	Cash Severance Payments	$469,172	$0
	Vesting Acceleration(1)	$119,626	$0
	Continued Coverage of Employee Benefits(2)	$5,980	$0
	Tax Gross-up(3)	$0	$0
	Total Termination Benefits:	$594,778	$0

____________________

(1)	Reflects the aggregate market value of unvested option grants, restricted stock awards and restricted stock unit awards. For unvested option grants, aggregate market value is computed by multiplying (i) the difference between $2.14 and the exercise price of the option, by (ii) the number of shares underlying unvested options at March 31, 2008. For restricted stock unit awards, aggregate market value is computed by multiplying (i) $2.14, by (ii) the number of unvested restricted stock units at March 31, 2008. For restricted stock awards, aggregate market value is computed by multiplying (i) the difference between $2.14 and the purchase price of the shares of restricted stock ($0.01), by (ii) the number of unvested shares of restricted stock at March 31, 2008. In the event of vesting acceleration or other modifications of share-based awards, we account for such modifications following SFAS 123R.

(2)	Assumes continued coverage of employee benefits at the Fiscal 2008 COBRA premium rate for health, dental, and vision coverage.

(3)	Assuming that the triggering event took place on the last business day of Fiscal 2008 (March 31, 2008) and the price per share of the Company’s common stock is the closing price on the New York Stock Exchange as of that date ($2.14), we do not believe that any of the NEOs would have received an amount of benefits that would have constituted parachute payments under Section 280G of the Internal Revenue Code subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. As a result, none of the NEOs would have received any payment to pay such excise tax or any additional payments to pay taxes arising as a result of such tax.

     The following table provides information concerning the severance payment and benefits payable to Mr. Dalton pursuant to the severance agreement described above. The severance payment and benefits paid to Mr. Matthews pursuant to his severance agreement were detailed and described in the Company’s 2007 proxy statement.

Name	Type of Benefit	Dollar Value(1)
Stephen Dalton	Cash Severance Payments	$181,250
	Continued Coverage of Employee Benefits(2)	$9,538
	Continued Lease Payments(3)	$57,000
	Foregiveness of Relocation Expenses(4)	$162,275
	Outplacement Services(5)	$4,750
	Total Termination Benefits(6) :	$414,813
____________________

(1)	Reflects the terms of the severance agreement between the Company and Mr. Dalton described above; however, does not reflect a dollar value associated with the extension of the post-termination exercise period of Mr. Dalton’s vested stock options as described above.

(2)	Assumes continued coverage of employee benefits at the Fiscal 2008 COBRA premium rate for health, dental, and vision coverage.

(3)	Represents the aggregate lease payments made by the Company on Mr. Dalton’s behalf for the lease on Mr. Dalton’s home from March 1, 2008 through August 31, 2008.

(4)	Represents the total value of the relocation expenses paid and foregiven by the Company pursuant to Mr. Dalton’s severance agreement.

(5)	Outplacement services are valued based on the aggregate cost to the Company of providing such services for the length of time specified in Mr. Dalton’s severance agreement.

(6)	Although Mr. Dalton terminated on February 7, 2008, after the last day of Fiscal 2008, Mr. Dalton is no longer eligible to receive benefits pursuant to his change of control agreement. Consequently, the quantification of Mr. Dalton’s severance benefits described in the table is limited to the value of his severance benefits under his severance agreement and does not include the value of any severance benefits to which he would have been entitled under his change of control agreement had he remained employed with the Company and a triggering event under such agreement had occurred.

     Share Ownership Guidelines

     While the Committee encourages executive share ownership, Quantum does not currently require that executives own a minimum number of shares of the Company’s stock.

     Tax Deductibility of the Named Executive Officers Compensation

     The Executive Officer Incentive Plan allows the Committee to pay compensation that qualifies as “performance-based” under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). While the Company currently seeks to preserve deductibility of compensation paid to the NEOs under Section 162(m), flexibility to provide compensation arrangements necessary to recruit and retain outstanding executives is maintained. In particular, full preservation of tax deductibility may not be possible if non-performance-based restricted stock units continue to play a significant role in the executive compensation programs since such restricted stock units are not deemed to be performance-based under Section 162(m). No amount of the compensation paid to the NEOs in Fiscal 2008 was determined to be non-deductible under Section 162(m).

     Section 409A of the Internal Revenue Code

     Section 409A of the Internal Revenue Code (“Section 409A”) imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A. Section 409A applies to traditional nonqualified deferred compensation plans, certain severance arrangements and equity awards. As described above, the Company maintains a non-tax qualified deferred compensation plan, has entered into severance and change of control agreements with the NEOs, and does grant equity awards. However, to assist in the avoidance of additional tax under Section 409A, the Company structures its equity awards in a manner intended to comply with the applicable Section 409A requirements. With respect to the non-tax qualified deferred compensation plan and the severance and change of control agreements, the Company completed a review of the plan and these agreements in light of the final regulations issued by the Internal Revenue Service and Treasury under Section 409A and has amended the plan and such agreements as necessary to comply with Section 409A.

REPORT OF THE COMPENSATION COMMITTEE1

     We, the Leadership and Compensation Committee of the Board of Directors, have reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) within the Executive Compensation section of this Proxy Statement with the management of the Company. Based on such review and discussion, we have recommended to the Board of Directors that the CD&A be included as part of this proxy statement on Schedule 14A.

     Submitted by the Leadership and Compensation Committee of the Board of Directors:

Elizabeth A. Fetter, Chair
Joseph A. Marengi
Bruce A. Pasternack

____________________
1 This report of the Leadership and Compensation Committee of the Board of Directors shall not be deemed “soliciting material,” nor is it to be filed with the SEC, nor incorporated by reference in any filing of the Company under the Securities Act of 1933, or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION

     The following table lists the annual compensation for our CEO, CFO and our three other most highly compensated executive officers for Fiscal 2008. Also included in the table are two former executive officers of the Company, Stephen P. Dalton, who was Senior Vice President, Engineering through February 7, 2008 and Howard L. Matthews, III, who was President and Chief Operating Officer through April 30, 2007.

Summary Compensation Table

							Change in Pension
							Value and
							Nonqualified
						Non-Equity	Deferred	All Other
				Stock	Option	Incentive Plan	Compensation	Compen-
Name and Title	Year	Salary(1)	Bonus(2)	Awards(3)	Awards(4)	Compensation(5)	Earnings(6)	sation(7)	Total
Richard E. Belluzzo	2008	$694,231	$0	$477,617	$1,442,462	$0	$0	$10,167	$2,624,477
Chairman and
Chief Executive Officer	2007	$669,231	$0	$175,296	$563,650	$0	$0	$10,168	$1,418,345
Jon W. Gacek	2008	$350,004	$25,000	$316,306	$507,590	$0	$0	$6,600	$1,205,500
Executive Vice President,
Chief Financial Officer	2007	$208,043	$843,000	$154,590	$264,308	$0	$0	$2,356	$1,472,297
William C. Britts	2008	$350,004	$20,000	$327,804	$507,788	$0	$0	$0	$1,205,596
Executive Vice President, Sales,
Marketing and Service	2007	$208,656	$843,000	$154,590	$262,064	$0	$0	$0	$1,468,310
Shawn D. Hall	2008	$269,249	$0	$88,808	$52,447	$0	$0	$7,281	$417,785
Vice President, General Counsel
and Secretary
Barbara L. Barrett	2008	$232,008	$0	$74,472	$55,026	$0	$0	$6,131	$367,637
Vice President
Human Resources
Stephen P. Dalton	2008	$273,462	$0	$204,265	$164,288	$0	$0	$274,389	$982,004
Former Senior Vice President,
Engineering
Howard L. Matthews, III	2008	$0	$0	$189,357	$94,732	$0	$0	$430,386	$714,475
Former President and Chief
Operating Officer	2007	$350,005	$0	$93,964	$598,991	$0	$0	$28,089	$1,071,049

____________________

(1)	The amounts included in the Salary column for Fiscal 2008 represent the dollar value of the cash base salaries earned in Fiscal 2008. Further detail related to base salaries follows:
  Mr. Belluzzo’s annual base salary increased from $675,000 to $700,000 in June of 2007.
  The annual base salaries of Mr. Gacek and Mr. Britts were not increased during Fiscal 2008.
  Mr. Hall’s annual base salary increased from $250,071 to $275,000 in June of 2007.
  Ms. Barrett’s annual base salary increased from $223,415 to $234,586 in June of 2007.
  For Mr. Dalton, the figure represents base salary paid through Mr. Dalton’s last day of active employment on February 7, 2008.

(2)	The bonuses paid to Mr. Gacek and Mr. Britts in Fiscal 2008 were in lieu of any adjustment to their base salaries during Fiscal 2008.

(3)	The amounts included in the "Stock Awards" column for Fiscal 2008 represent the compensation cost recognized by the Company in Fiscal 2008 related to non-option equity awards to the executive officers, computed in accordance with SFAS No. 123R, without regard to forfeiture assumptions. The amounts for Mr. Dalton and Mr. Matthews also include the SFAS No. 123R share-based compensation expense recorded in Fiscal 2008 for the accelerated vesting of certain non-option equity awards as provided for in their respective termination agreements. Assumptions used in the calculation of the fair value of non-option equity awards are included under “Stock Incentive Plans and Share-Based Compensation” in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 13, 2008.

(4)	The amounts included in the "Option Awards" column for Fiscal 2008 represent the compensation cost recognized by the Company in Fiscal 2008 related to stock option awards to the executive officers, computed in accordance with SFAS No. 123R, without regard to forfeiture assumptions. The amount for Mr. Belluzzo also includes the SFAS No. 123R share-based compensation expense recorded in Fiscal 2008 for the extension of the post- termination exercise period in the event of his retirement from Quantum in the future. The amounts for Mr. Dalton and Mr. Matthews also include the SFAS No. 123R share-based compensation expense recorded in Fiscal 2008 for the extension of the post-termination exercise period for certain stock option awards as provided for in their respective termination agreements. Assumptions used in the calculation of stock option fair values are included under “Stock Incentive Plans and Share-Based Compensation” in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 13, 2008.

(5)	No bonuses were paid under the Company’s Executive Annual Incentive Plan to the Named Executive Officers in Fiscal 2008.

(6)	There is no Change in Pension Value and no Non-Qualified Deferred Compensation Earnings reportable as the Company does not maintain a defined benefit or actuarial pension plan nor were there any above market or preferential earnings on compensation that was deferred.

(7)	The amounts listed in All Other Compensation column of the Summary Compensation Table for Fiscal 2008 consist of the following:

	401(k) Matching
Name	Contributions	Severance Payments	Financial Planning(a)	Other Comp
Richard E. Belluzzo	$6,667	$0	$3,500	$0
Jon W. Gacek	$6,600	$0	$0	$0
William Britts	$0	$0	$0	$0
Shawn D. Hall	$6,801	$0	$480	$0
Barbara L. Barrett	$5,911	$0	$220	$0
Stephen P. Dalton	$0	$59,008(b)	$0	$215,381(c)
Howard L Matthews III	$687	$420,199(d)	$9,500	$0

____________________
(a)	Payments include reimbursement for financial counseling and tax preparation services.

(b)	Payments include severance and accrued vacation pay as provided for in Mr. Dalton’s termination agreement.

(c)	Payments include relocation assistance and reimbursement of relocation expenses.

(d)	Payments include severance, one month of salary continuation, COBRA benefits and accrued vacation pay as provided for in Mr. Matthews’ termination agreement.

Grants of Plan-Based Awards

     The following table presents information on plan-based awards granted during Fiscal 2008. All equity awards specified in this table were made pursuant to the 1993 Long-Term Incentive Plan.

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise
		Estimated Future Payouts Under			Estimated Future Payouts Under			Number	Number of	or Base
		Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			of Shares	Securities	Price of
								of Stock	Underlying	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Grant Date
Name	Date	($)	($)	($)(10)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Fair Value
Richard E. Belluzzo	6/30/2007	—	—	—	—	—	—	—	720,000 (4)	$3.17	$898,992	(3)
	6/30/2007	—	—	—	—	—	—	240,000 (5)	—	$3.17	$760,800
		—	$700,000	—	—	—	—	—	—	—	—

Jon W. Gacek	6/30/2007	—	—	—	—	—	—	—	225,000 (4)	$3.17	$280,935	(3)
	6/30/2007	—	—	—	—	—	—	75,000 (5)	—	$3.17	$237,750
		—	$245,003	—	—	—	—	—	—	—	—

William C. Britts	6/30/2007	—	—	—	—	—	—	—	225,000 (4)	$3.17	$280,935	(3)
	6/30/2007	—	—	—	—	—	—	75,000 (5)	—	$3.17	$237,750
		—	$245,003	—	—	—	—	—	—	—	—

Shawn D. Hall	6/30/2007	—	—	—	—	—	—	—	105,000 (4)	$3.17	$131,103	(3)
	6/30/2007	—	—	—	—	—	—	35,000 (5)	—	$3.17	$110,950
		—	$110,001	—	—	—	—	—	—	—	—

Barbara L. Barrett	6/30/2007	—	—	—	—	—	—	—	105,000 (4)	$3.17	$131,103	(3)
	6/30/2007	—	—	—	—	—	—	35,000 (5)	—	$3.17	$110,950
		—	$93,834	—	—	—	—	—	—	—	—
			—

Stephen P. Dalton	6/07/2007	—		—	—	—	—	—	650,000 (6)	$2.94	$752,700	(3)
	6/30/2007	—	—	—	—	—	—	—	240,000 (7)	$3.17	$299,664	(3)
	6/30/2007	—	—	—	—	—	—	80,000 (8)	—	$3.17	$253,600

Howard L. Matthews III(9)	—	—	—	—	—	—	—	—	—	—	—
____________________

(1)	Amounts reflect target payments under the Company's Executive Annual Incentive Plan. No amounts were paid to any of the NEOs under the Executive Annual Incentive Plan for Fiscal 2008 performance.

(2)	In Fiscal 2008, there were no equity incentive plan awards made to any of the NEOs.

(3)	The grant date fair value for option awards has been computed in accordance with SFAS No. 123R. The assumptions included in the model are included under “Stock Incentive Plans and Share-Based Compensation” in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 13, 2008. The fair values for Messrs. Dalton and Matthews include the SFAS No. 123R modification expense recorded in Fiscal 2008 for the accelerated vesting of certain non-option equity awards and extension of the post-termination exercise period for certain stock option awards, in each case as provided for in their respective termination agreements.

(4)	Stock options will vest over a period of three (3) years in three equal installments (subject to continued employment): 33% will vest on each of July 1, 2008, July 1, 2009 and July 1, 2010. The options remain exercisable for seven years from the date of grant, unless terminated earlier in accordance with their respective terms. In the event of termination of employment, the exercise period is one year if termination of employment is due to death or disability and ninety days for any other termination of service. The stock options granted to Mr. Belluzzo will remain exercisable for one year following termination of employment if termination is due to retirement.

(5)	Restricted stock units will vest over a period of three (3) years in three equal installments (subject to continued employment) as follows: 33% will vest on each of July 1, 2008, July 1, 2009, and July 1, 2010.

(6)	In connection with Mr. Dalton’s termination of employment on February 7, 2008, the Company agreed to the vesting of 162,500 of Mr. Dalton’s options on June 1, 2008, and to the vesting of an additional 13,541 of Mr. Dalton’s options on each of July 1, 2008, August 1, 2008 and September 1, 2008. The Company also agreed to extend the post-termination exercise period for all such options to December 31, 2008. The grant date fair value of that portion of Mr. Dalton’s stock option grant that will vest pursuant to Mr. Dalton’s severance agreement is $235,216.

(7)	In connection with Mr. Dalton’s termination of employment on February 7, 2008, the Company agreed to the vesting of 80,000 of Mr. Dalton’s options on July 1, 2008 and to the extension of the post-termination exercise period for such options to December 31, 2008. The grant date fair value of that portion of Mr. Dalton’s stock option grant that will vest pursuant to Mr. Dalton’s severance agreement is $99,888.

(8)	In connection with Mr. Dalton’s termination of employment on February 7, 2008, the Company agreed to the vesting of 26,667 of Mr. Dalton’s restricted stock units on July 1, 2008. The grant date fair value of that portion of Mr. Dalton’s restricted stock unit grant that will vest pursuant to Mr. Dalton’s severance agreement is $84,534.

(9)	Mr. Matthews’ employment with the Company terminated on April 30, 2007. No equity awards were granted to Mr. Matthews in Fiscal 2008.

(10)	There is no specific maximum amount under the Company's Executive Annual Incentive Plan for any of the named executive officers. However, the plan provides that no participant’s actual award under the plan may, for any period of three consecutive fiscal years, exceed $15,000,000 or 6,000,000 shares.

Outstanding Equity Awards at Fiscal Year End 2008

     The following table provides information with respect to outstanding stock options and RSUs held by the named executive officers as of March 31, 2008.

	Option Awards							Stock Awards
											Equity
											Incentive
											Plan
											Awards:	Equity
					Equity						Number	Incentive Plan
					Incentive						of	Awards:
					Plan					Market	Unearned	Market Value
					Awards:					Value of	Shares,	or Payout
	Number of		Number of		Number of					Shares or	Units, or	Value of
	Securities		Securities		Securities			Number of		Units of	Other	Unearned
	Underlying		Underlying		Underlying			Shares or		Stock	Rights	Shares, Units,
	Unexercised		Unexercised		Unexercised			Units of		That	That	or Other
	Options		Options		Unearned	Option	Option	Stock That		Have Not	Have Not	Rights That
	(#)		(#)		Options	Exercise	Expiration	Have Not		Vested	Vested	Have Not
Name	Exercisable		Unexercisable		(#)	Price ($)	Date	Vested (#)		($)	(#)	Vested ($)
Richard E. Belluzzo	--		720,000	(1)	--	$3.17	6/30/14	240,000	(7)	$513,600	--	--
	395,833	(2)	604,167	(2)	--	$2.15	7/31/13	125,000	(8)	$267,500	--	--
	1,000,000	(3)	--		--	$3.78	3/12/14	--		--	--	--
	1,000,000	(4)	--		--	$3.78	3/12/14	--		--	--	--
	134,680	(5)	--		--	$2.97	9/03/12	--		--	--	--
	1,865,320	(6)	--		--	$2.97	9/03/12	--		--	--	--

Jon W. Gacek	--		225,000	(9)	--	$3.17	6/30/14	75,000	(14)	$160,500	--	--
	525,416	(10)	474,584	(10)	--	$2.15	8/22/13	50,000	(15)	$107,000	--	--
	179,268	(11)	--		--	$1.71	8/13/13	133,333	(16)	$285,333	--	--
	119,512	(12)	--		--	$1.52	8/13/14	--		--	--	--
	239,024	(13)	--		--	$1.46	8/22/10	--		--	--	--

William C. Britts	--		225,000	(17)	--	$3.17	6/30/14	75,000	(22)	$160,500	--	--
	179,268	(18)	--		--	$1.71	8/13/13	50,000	(23)	$107,000	--	--
	525,416	(19)	474,584	(19)	--	$2.15	8/22/13	133,333	(24)	$285,333	--	--
	239,024	(20)	--		--	$1.46	8/22/10	--		--	--	--
	119,512	(21)	--		--	$1.52	8/13/14	--		--	--	--

Shawn D. Hall	--		105,000	(25)	--	$3.17	6/30/14	35,000	(45)	$74,900	--	--
	11,666	(26)	5,834	(26)	--	$2.92	6/28/12	22,500	(46)	$48,150	--	--
	27,500	(27)	12,500	(27)	--	$2.62	5/31/12	2,974	(47)	$6,364	--	--
	32,083	(28)	2,917	(28)	--	$2.93	7/01/11	--		--	--	--
	45,000	(29)	--		--	$2.95	7/29/08	--		--	--	--
	40,000	(30)	--		--	$2.08	7/31/12	--		--	--	--
	33,000	(31)	--		--	$6.70	5/02/12	--		--	--	--
	16,500	(32)	--		--	$6.70	5/02/12	--		--	--	--
	21,875	(33)	--		--	$9.70	7/31/11	--		--	--	--
	3,125	(34)	--		--	$9.70	7/31/11	--		--	--	--
	25,139	(35)	--		--	$13.28	1/31/11	--		--	--	--
	4,861	(36)	--		--	$13.28	1/31/11	--		--	--	--
	1,973	(37)	--		--	$12.4953	6/21/10	--		--	--	--
	3,521	(38)	--		--	$9.5625	6/21/10	--		--	--	--
	228	(39)	--		--	$8.7879	1/11/10	--		--	--	--
	23	(40)	--		--	$8.7879	1/11/10	--		--	--	--
	50	(41)	--		--	$8.6875	1/11/10	--		--	--	--
	500	(42)	--		--	$8.6875	1/11/10	--		--	--	--
	733	(43)	--		--	$18.3125	8/31/09	--		--	--	--
	225	(44)	--		--	$7.8267	8/31/09	--		--	--	--

Barbara L. Barrett	--		105,000	(48)	--	$3.17	6/30/14	35,000	(66)	$74,900	--	--
	13,333	(49)	6,667	(49)	--	$2.92	6/28/12	17,500	(67)	$37,450	--	--
	34,375	(50)	15,625	(50)	--	$2.62	5/31/12	3,400	(68)	$7,276	--	--
	28,875	(51)	2,625	(51)	--	$2.93	7/01/11	--		--	--	--
	40,000	(52)	--		--	$2.95	7/29/08	--		--	--	--
	20,000	(53)	--		--	$2.98	8/27/12	--		--	--	--
	10,000	(54)	--		--	$2.08	7/31/12	--		--	--	--
	5,000	(55)	--		--	$6.70	5/02/12	--		--	--	--

	Option Awards					Stock Awards
								Equity
								Incentive
								Plan
								Awards:	Equity
			Equity					Number	Incentive Plan
			Incentive					of	Awards:
			Plan				Market	Unearned	Market Value
			Awards:				Value of	Shares,	or Payout
	Number of	Number of	Number of				Shares or	Units, or	Value of
	Securities	Securities	Securities			Number of	Units of	Other	Unearned
	Underlying	Underlying	Underlying			Shares or	Stock	Rights	Shares, Units,
	Unexercised	Unexercised	Unexercised			Units of	That	That	or Other
	Options	Options	Unearned	Option	Option	Stock That	Have Not	Have Not	Rights That
	(#)	(#)	Options	Exercise	Expiration	Have Not	Vested	Vested	Have Not
Name	Exercisable	Unexercisable	(#)	Price ($)	Date	Vested (#)	($)	(#)	Vested ($)
	10,000(56)	--	--	$6.70	5/02/12	--	--	--	--
	7,500(57)	--	--	$9.70	7/31/11	--	--	--	--
	2,800(58)	--	--	$9.56	6/21/10	--	--	--	--
	1,275(59)	--	--	$12.50	6/21/10	--	--	--	--
	667(60)	--	--	$8.69	1/11/10	--	--	--	--
	100(61)	--	--	$8.69	1/11/10	--	--	--	--
	46(62)	--	--	$8.79	1/11/10	--	--	--	--
	304(63)	--	--	$8.79	1/11/10	--	--	--	--
	600(64)	--	--	$17.24	4/27/09	--	--	--	--
	274(65)	--	--	$6.90	4/27/09	--	--	--	--

Stephen P. Dalton	--	240,000(69)	--	$3.17	12/31/08	26,667(74)	$57,067	--	--
	--	650,000(70)	--	$2.94	12/31/08	40,000(75)	$85,600	--	--
	50,000(71)	100,000(71)	--	$2.38	12/31/08			--	--
	34,375(72)	15,625(72)	--	$2.62	12/31/08	--	--	--	--
	115,625(73)	34,375(73)	--	$2.76	12/31/08	--	--	--	--

Howard L. Matthews III(76)	--	--	--	--	--	--	--	--	--
____________________

(1)	720,000 options granted 6/30/07; vest annually in equal installments over three years (subject to continued employment) beginning 7/1/07.

(2)	1,000,000 options granted 7/31/06; vest monthly in equal installments over four years (subject to continued employment) beginning 8/1/06.

(3)	1,000,000 options granted 3/12/04; vested monthly in equal installments over two years beginning 3/1/04.

(4)	1,000,000 options granted 3/12/04; vested monthly in equal installments over four years beginning 3/1/04.

(5)	134,680 options granted 9/3/02; 25% vested on 9/1/03 with 75% vesting monthly in equal installments over three years beginning 9/1/03.

(6)	1,865,320 options granted 9/3/02; 25% vested on 9/1/03 with 75% vesting monthly in equal installments over three years beginning 9/1/03.

(7)	240,000 RSU's granted 6/30/07; vest annually in equal installments over three years (subject to continued employment) beginning 7/1/07.

(8)	250,000 RSU's granted 8/22/06; vest annually in equal installments over two years (subject to continued employment) beginning 9/1/06.

(9)	225,000 options granted 6/30/07; vest annually in equal installments over three years (subject to continued employment) beginning 7/1/07.

(10)	1,000,000 options granted 8/22/06; 33% vested on 8/22/07 with 67% vesting monthly in equal installments over two years (subject to continued employment) beginning 08/22/07.

(11)	179,268 options granted 8/22/06; 75% vested on 8/22/06 and 25% vested on 8/25/06.

(12)	119,512 options granted 8/22/06; 50% vested on 8/22/06 and 50% vested on 8/25/06.

(13)	239,024 options granted 8/22/06; 25% vested on 8/22/06 and 75% vested on 8/25/06.

(14)	75,000 RSU's granted 6/30/07; vest annually in equal installments over three years (subject to continued employment) beginning 7/1/07.

(15)	100,000 RSU's granted 8/22/06; vest annually in equal installments over two years (subject to continued employment) beginning 9/1/06.

(16)	200,000 RSU's granted 8/22/06; vest annually in equal installments over three years (subject to continued employment) beginning 9/1/06.

(17)	225,000 options granted 6/30/07; vest annually in equal installments over three years (subject to continued employment) beginning 7/1/07.

(18)	179,268 options granted 8/22/06; 75% vested on 8/22/06 and 25% vested on 8/25/06.

(19)	1,000,000 options granted 8/22/06; 33% vested on 8/22/07 with 67% vesting monthly in equal installments over two years (subject to continued employment) beginning 08/22/07.

(20)	239,024 options granted 8/22/06; 25% vested on 8/22/06 and 75% vested on 8/25/06.

(21)	119,512 options granted 8/22/06; 50% vested on 8/22/06 and 50% vested on 8/25/06.

(22)	75,000 RSU's granted 6/30/07; vest annually in equal installments over three years (subject to continued employment) beginning 7/1/07.

(23)	100,000 RSU's granted 8/22/06; vest annually in equal installments over two years (subject to continued employment) beginning 9/1/06.

(24)	200,000 RSU's granted 8/22/06; vest annually in equal installments over three years (subject to continued employment) beginning 9/1/06.

(25)	105,000 options granted 6/30/07; vest annually in equal installments over three years (subject to continued employment) beginning 7/1/07.

(26)	17,500 options granted 6/28/05; vest monthly in equal installments over four years (subject to continued employment) beginning 7/1/05.

(27)	40,000 options granted 6/2/05; vest monthly in equal installments over four years (subject to continued employment) beginning 6/1/05.

(28)	35,000 options granted 6/7/04; vested monthly in equal installments over four years beginning 7/1/04.

(29)	45,000 options granted 7/29/03; vested monthly in equal installments over two years beginning 7/1/03.

(30)	50,000 options granted 7/31/02; vested monthly in equal installments over four years beginning 7/1/02.

(31)	33,000 options granted 5/2/02; vested monthly in equal installments over four years beginning 4/1/02.

(32)	16,500 options granted 5/2/02; vested monthly in equal installments over four years beginning 4/1/02.

(33)	21,875 options granted 7/31/01; vested monthly in equal installments over three years beginning 7/1/01.

(34)	3,125 options granted 7/31/01; vested monthly in equal installments over four years beginning 7/1/01.

(35)	25,139 options granted 1/30/01; vested monthly in equal installments over four years beginning 1/1/01.

(36)	4,861 options granted 1/30/01; vested monthly in equal installments over four years beginning 1/1/01.

(37)	1,973 options granted 6/21/00; vested monthly in equal installments over four years beginning 4/1/00.

(38)	4,333 options granted 6/21/00; vested monthly in equal installments over four years beginning 4/1/00.

(39)	456 options granted 1/11/00; vested monthly in equal installments over two years beginning 1/1/00.

(40)	46 options granted 1/11/00; vested annually in equal installments over two years beginning 1/1/00.

(41)	100 options granted 1/11/00; vested annually in equal installments over two years beginning 1/1/00.

(42)	1,000 options granted 1/11/00; vested monthly in equal installments over two years beginning 1/1/00.

(43)	733 options granted 8/31/99; 25% vested on 9/1/00 with 75% vesting monthly in equal installments over three years beginning 9/1/00.

(44)	335 options granted 8/31/99; 25% vested on 9/1/00 with 75% vesting monthly in equal installments over three years beginning 9/1/00.

(45)	35,000 RSU's granted 6/30/07; vest annually in equal installments over three years (subject to continued employment) beginning 7/1/07.

(46)	45,000 RSU's granted 8/22/06; vest annually in equal installments over two years (subject to continued employment) beginning 9/1/06.

(47)	5,950 RSA's granted 6/28/05; vest annually in equal installments over four years (subject to continued employment) beginning 7/1/05.

(48)	105,000 options granted 6/30/07; vest annually in equal installments over three years (subject to continued employment) beginning 7/1/07.

(49)	20,000 options granted 6/28/05; vest monthly in equal installments over four years (subject to continued employment) beginning 7/1/05.

(50)	50,000 options granted 6/2/05; vest monthly in equal installments over four years (subject to continued employment) beginning 6/1/05.

(51)	31,500 options granted 6/7/04; vested monthly in equal installments over four years beginning 7/1/04.

(52)	40,000 options granted 7/29/03; vested monthly in equal installments over two years beginning 7/1/03.

(53)	20,000 options granted 8/27/02; vested monthly in equal installments over four years beginning 8/1/02.

(54)	10,000 options granted 7/31/02; vested monthly in equal installments over four years beginning 7/1/02.

(55)	5,000 options granted 5/2/02; vested monthly in equal installments over four years beginning 4/1/02.

(56)	10,000 options granted 5/2/02; vested monthly in equal installments over four years beginning 4/1/02.

(57)	7,500 options granted 7/31/01; vested monthly in equal installments over four years beginning 7/1/01.

(58)	2,800 options granted 6/21/00; vested monthly in equal installments over four years beginning 4/1/00.

(59)	1,275 options granted 6/21/00; vested monthly in equal installments over four years beginning 4/1/00.

(60)	667 options granted 1/11/00; vested monthly in equal installments over two years beginning 1/1/00.

(61)	100 options granted 1/11/00; vested annually in equal installments over two years beginning 1/1/00.

(62)	46 options granted 1/11/00; vested annually in equal installments over two years beginning 1/1/00.

(63)	304 options granted 1/11/00; vested monthly in equal installments over two years beginning 1/1/00.

(64)	600 options granted 4/27/99; 25% vested on 4/1/00 with 75% vesting monthly in equal installments over three years beginning 4/1/00.

(65)	274 options granted 4/27/99; 25% vested on 4/1/00 with 75% vesting monthly in equal installments over three years beginning 4/1/00.

(66)	35,000 RSU's granted 6/30/07; vest annually in equal installments over three years (subject to continued employment) beginning 7/1/07.

(67)	35,000 RSU's granted 8/22/06; vest annually in equal installments over two years (subject to continued employment) beginning 9/1/06.

(68)	6,800 RSA's granted 6/28/05; vest annually in equal installments over four years (subject to continued employment) beginning 7/1/05.

(69)	240,000 options granted 6/30/07; 80,000 shares vest on 7/1/08, remaining shares forfeited.

(70)	650,000 options granted 6/7/07; 162,500 shares vested on 6/1/08 with an additional 40,625 vesting monthly through 9/1/08, remaining shares forfeited.

(71)	150,000 options granted 11/16/06; 37,500 shares vested on 11/1/07 with an additional 31,250 vesting monthly in equal installments through 9/1/08, remaining shares forfeited.

(72)	50,000 options granted 6/2/05; 40,625 shares vesting monthly in equal installments through 9/1/08, remaining shares forfeited.

(73)	150,000 options granted 3/22/05; 37,500 shares vested on 2/1/06 with an additional 96,875 vesting monthly in equal installments through 9/1/08, remaining shares forfeited.

(74)	80,000 RSU's granted 6/30/07; 26,667 shares vest on 7/1/08, remaining shares forfeited.

(75)	80,000 RSU's granted 8/22/06; 40,000 shares vested on 9/1/07, remaining shares vest on 9/1/08.

(76)	Mr. Matthews’ employment with Quantum ended on April 30, 2007.

Note: The table above reflects a $2.14 share price at Fiscal 2008 end (March 31, 2008).

Option Exercises and Stock Vested in Fiscal 2008

     The following table provides information on stock option exercises and restricted stock and restricted stock unit vesting during Fiscal 2008.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($) (1)	on Vesting (#)	on Vesting ($) (2)
Richard E. Belluzzo	—	—	125,000	$407,500
Jon W. Gacek	89,634	$195,402	116,667	$380,334
William C. Britts	239,024	$294,000	116,667	$380,334
Shawn D. Hall	—	—	26,321	$85,501
Barbara L. Barrett	—	—	21,300	$69,134
Stephen P. Dalton	—	—	45,000	$148,050
Howard L. Matthews III	993,750	$464,099	37,500	$102,750
____________________

(1)	Value calculated is the difference between the market price of the underlying securities at exercise and the exercise or base price of the options.

(2)	Value is calculated by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

Nonqualified Deferred Compensation

     The following table provides information on contributions made to the Nonqualified Deferred Compensation Plan during Fiscal 2008.

			Aggregate	Aggregate	Aggregate
	Executive		Interest or Other	Withdrawals/	Balance of
	Contributions	Company	Earnings Accrued	Distributions	Executive’s
	in Last Fiscal	Contributions in	in Last Fiscal	During Last	Account at Last
Name	Year (1)	Last Fiscal Year	Year	Fiscal Year	Fiscal Year End
Howard L. Matthews III	$6,058 (2)	$0	$562	$18,896	$0
____________________

(1)	No Nonqualified Deferred Compensation contributions were made by any other executive officer during Fiscal 2008.

(2)	None of the contributions or earnings reported here are reflected in the Summary Compensation Table above.

     The Company’s Nonqualified Deferred Compensation Plan is discussed further under the section entitled “Compensation Discussion and Analysis — Retirement Benefits.”

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS2

     The Audit Committee was established primarily to: i) provide oversight of Quantum’s accounting and financial reporting processes and the audit of Quantum’s financial statements; and ii) assist the Board of Directors in the oversight of: (a) the integrity of Quantum’s financial statements; (b) Quantum’s compliance with legal and regulatory requirements; (c) the independent registered public accounting firm’s performance, qualifications and independence; and (d) the performance of Quantum’s internal audit function.
____________________

2 This report of the Audit Committee of the Board of Directors shall not be deemed “soliciting material,” nor is it to be deemed filed with the SEC, nor incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

     The Audit Committee, after appropriate review and discussion, determined that it had fulfilled its responsibilities under the Charter this year. The Audit Committee has reviewed and discussed the Consolidated Financial Statements for Fiscal 2008 with management and the Company’s independent registered public accounting firm; and management represented to the Audit Committee that Quantum’s Consolidated Financial Statements were prepared in accordance with generally accepted accounting principles. This review included a discussion with management of the quality, not merely the acceptability, of Quantum’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in Quantum’s Consolidated Financial Statements. The Audit Committee discussed with the Company’s independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees”, including the independence of the independent registered public accounting firm. The Audit Committee received from the independent registered public accounting firm the written disclosures and the letter from the auditors required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”. In reliance on these views and discussions, and the report of the Company’s independent registered public accounting firm, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited Consolidated Financial Statements in Quantum’s Annual Report on Form 10-K for the year ended March 31, 2008 for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE
Dennis P. Wolf, Chair
Paul R. Auvil
Thomas S. Buchsbaum
Edward M. Esber, Jr.

AUDIT AND AUDIT-RELATED FEES

     The following table shows the fees billed for various professional services by Ernst & Young LLP for Fiscal 2008 and fiscal year 2007:

Amounts in thousands	Fiscal Year

	2008	2007

Audit Fees(1)	$2,420	$3,273
Audit-related Fees(2)	14	14
Tax Fees(3)	191	303
All Other Fees	—	—

Total	$2,625	$3,590

____________________

(1)

Audit fees include the audit of Quantum’s annual financial statements, review of financial statements included in Quantum’s Quarterly Reports on Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with foreign statutory and regulatory filings or engagements for those fiscal years and include services in connection with assisting the Company in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations. Audit fees also include advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, including the application of proposed accounting rules, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” containing observations and discussions on internal control matters.

(2)

This category consists of assurance and related services performed by Ernst & Young LLP that are reasonably related to the performance of the audit or review of Quantum’s financial statements and are not reported above in “Audit Fees.” All such services were approved by the Audit Committee, either through pre-approval or specific project approval.

(3)

This category consists of professional services rendered by Ernst & Young LLP for tax compliance and tax consulting. The tax compliance services principally include preparation and/or review of various tax returns, assistance with tax return supporting documentation and tax return audit assistance. The tax consulting services principally include advice regarding mergers and acquisitions, international tax structure and other strategic tax planning opportunities. All such services were approved by the Audit Committee, either through pre-approval or specific project approval.

     In accordance with Audit Committee policy and the requirements of law, all services to be provided by the Company’s independent registered public accounting firm, Ernst & Young LLP (“E&Y”), are pre-approved by the Audit Committee. This is to avoid potential conflicts of interest that could arise if the Company received specified non-audit services from its auditing firm. Annually, the Audit Committee pre-approves appropriate audit, audit-related and tax services (which are listed on a general approval schedule) that E&Y may perform for the Company. Where such services are expected to require more than ten hours of billable E&Y senior partner (or the equivalent) time, the Company must notify the Audit Committee of E&Y’s performance of such services. For all services to be performed by E&Y that are not specified in the general pre-approval schedule, the Company must obtain specific engagement approval from the Audit Committee for such services in advance. The Audit Committee has delegated to a subcommittee (comprised solely of members of the Audit Committee) the authority to receive all notifications and requests relating to E&Y’s performance of services for the Company. The Audit Committee will review and make changes to the services listed under the general approval schedule on an annual basis and otherwise from time to time as necessary.

     Representatives of Ernst & Young LLP attended all regular meetings of the Audit Committee in Fiscal 2008. The Audit Committee believes that the provision of services by Ernst & Young LLP described above is compatible with maintaining Ernst & Young LLP’s independence from the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of June 2, 2008 certain information with respect to the beneficial ownership of the Company’s Common Stock by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, (ii) each of the Company’s directors, (iii) each of the Named Executive Officers and (iv) all current directors and executive officers as a group. Unless otherwise indicated, the business address for the beneficial owners listed below is 1650 Technology Drive, Suite 800, San Jose, CA 95110.

			Approximate
	Number of Shares		Percentage of
Name	Beneficially Owned(1)		Shares Owned(2)
Clearbridge Advisors, LLC	13,011,913	(3)	6.29%
399 Park Avenue
New York, NY 10022
Noonday Asset Management, L.P.	12,100,876	(4)	5.85%
227 West Trade Street, Suite 2140
Charlotte, NC 28202
Nordea Investment Funds S.A.	11,892,100	(5)	5.75%
672, rue de Neudorf, Findel, P.O. Box 782
L-2017, Luxembourg
NWQ Investment Management Company, LLC	28,962,914	(6)	14.00%
2049 Century Park East, 18th Floor
Los Angeles, CA 9006
Private Capital Management, L.P.	39,655,934	(7)	19.16%
8889 Pelican Bay Blvd., Suite 500
Naples, FL 34108
Tennenbaum Capital Partners, LLC	11,659,770	(8)	5.63%
2951 28th Street, Suite 1000
Santa Monica, CA 90405
Paul R. Auvil III	0	(9)	*
Barbara L. Barrett	215,109	(10)	*
Richard E. Belluzzo	4,932,841	(11)	2.38%
William C. Britts	1,617,552	(12)	*
Michael A. Brown	175,116	(13)	*
Thomas S. Buchsbaum	122,497	(14)	*
Stephen P. Dalton	546,447	(15)	*
Edward M. Esber, Jr.	341,452	(16)	*
Elizabeth A. Fetter	99,704	(17)	*
Jonathan W. Gacek	1,274,887	(18)	*
Shawn D. Hall	378,145	(19)	*
Joseph A. Marengi	37,688	(20)	*
Howard L. Matthews, III	90,903	(21)	*
Bruce A. Pasternack	31,443	(22)	*
Dennis P. Wolf	31,443	(23)	*
All directors and executive officers as a group (14 persons	9,895,227	(24)	4.78%
____________________

(*)	Less than 1%.

(1)	Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to the Company’s knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.

(2)	Applicable percentage ownership is based on 206,951,851 shares of Common Stock outstanding as of June 2, 2008. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable, or exercisable within 60 days after June 2, 2008, are considered beneficially owned by the holder, but such shares are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

(3)	Information is based on Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2008 by ClearBridge Advisors, LLC and Smith Barney Fund Management LLC, affiliated Delaware limited liability companies. ClearBridge Advisors, LLC has shared voting power with respect to 11,365,758 shares and shared dispositive power with respect to 12,915,213 shares. Smith Barney Fund Management LLC has shared voting and dispositive power with respect to 96,700 shares.

(4)	Information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 24, 2008 by Noonday Asset Management, L.P and Noonday G.P. (U.S.), L.L.C., both Delaware limited partnership and investment advisors, Noonday Capital L.L.C., a Delaware limited liability company that is the general partner of the two investment advisors, David I. Cohen, Saurabh K. Mitaal and Andrew J.M. Spokes (each of whom are managing members of the two investment advisors and the Noonday general partner) and certain other affiliated limited liability companies and limited liability partnerships. The reporting persons beneficially own, in aggregate, (i) 7,250,300 shares of Company common stock and (ii) $21,000,000 in principal amount of 4.375% Convertible Subordinated Notes due August 1, 2010 of the Company.

(5)	Information is based on Schedule 13G/A, filed with the Securities and Exchange Commission on February 14, 2008 by Nordea Investment Funds S.A., a company organized in Luxembourg.

(6)	Information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2008 by NWQ Investment Management Company, LLC, an investment advisor and a Delaware limited liability corporation. NWQ states in such filing that the securities of the Company reported on such Schedule 13G/A are beneficially owned by clients of NWQ Investment Management Company, LLC.

(7)	Information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2008 by Private Capital Management, L.P., a Delaware limited partnership (“PCM”). PCM has sole voting and dispositive power with respect to 7,005,050 shares and shared voting and dispositive power with respect to 32,650,884 shares. PCM exercises shared voting authority with respect to shares held by those PCM clients that have delegated proxy voting authority to PCM. Such delegation may be granted or revoked at any time at the client’s discretion. PCM disclaims beneficial ownership of shares over which it has dispositive power and disclaims the existence of a group.

(8)	Information is based on a Schedule 13G filed with the Securities and Exchange Commission on March 28, 2008 by Tennenbaum Capital Partners, LLC, an investment advisor and a Delaware limited liability company (“TCP”). Tennenbaum Multi-Strategy Master Fund, a fund managed by TCP, has the right to receive and the power to direct the receipt of dividends from, or the proceeds from the sale of, the 11,659,770 shares. TCP serves as investment advisor to a fund that is the registered holder of $50,720,000 in principal amount of 4.375% Convertible Subordinated Notes due August 1, 2010 of the Company. 11,659,770 represents the aggregate number of shares of Company common stock into which TCP’s convertible promissory notes may convert.

(9)	Paul R. Auvil III was appointed to Quantum’s board of directors effective August 23, 2007. None of his stock options or restricted stock units are vested or exercisable at June 2, 2008 or within sixty (60) days thereafter.

(10)	Represents 23,377 shares of Common Stock, of which 3,400 shares are restricted shares, 11,667 restricted stock units that vested on July, 1, 2008 and 180,065 shares subject to Common Stock options exercisable at June 2, 2008, or within sixty (60) days thereafter. The restricted shares are scheduled to vest as follows: 1,700 shares on each of July 1, 2008 and July 1, 2009, provided that Ms. Barrett continues to be employed by Quantum on that date.

(11)	Represents 112,841 shares of Common Stock, 80,000 restricted stock units that vested on July 1, 2008 and 4,740,000 shares subject to Common Stock options exercisable at June 2, 2008, or within sixty (60) days thereafter.

(12)	Represents 342,665 shares of Common Stock, 25,000 restricted stock units that vested on July 1, 2008 and 1,249,887 shares subject to Common Stock options exercisable at June 2, 2008, or within sixty (60) days thereafter.

(13)	Represents 93,118 shares of Common Stock, and 81,998 shares subject to Common Stock options exercisable at June 2, 2008, or within sixty (60) days thereafter.

(14)	Represents 37,643 shares of Common Stock, and 84,854 shares subject to Common Stock options exercisable at June 2, 2008, or within sixty (60) days thereafter.

(15)	Represents 13,739 shares of Common Stock, 26,667 restricted stock units that vested on July 1, 2008 and 506,041 shares subject to Common Stock options exercisable at June 2, 2008, or within sixty (60) days thereafter.

(16)	Represents 108,385 shares of Common Stock, and 233,067 shares subject to Common Stock options that were exercisable at June 2, 2007 or within sixty (60) days thereafter. The Esber Family Trust beneficially owns 80,000 shares.

(17)	Represents 24,642 shares of Common Stock, and 75,062 shares subject to Common Stock options exercisable at June 2, 2008, or within sixty (60) days thereafter.

(18)	Represents 25,000 restricted stock units that vested on July 1, 2008 and 1,249,887 shares subject to Common Stock options exercisable at June 2, 2008, or within sixty (60) days thereafter.

(19)	Represents 54,570 shares of Common Stock, of which 2,974 shares are restricted shares, 11,667 restricted stock units that vested on July, 1, 2008 and 311,908 shares subject to Common Stock options exercisable at June 2, 2008, or within sixty (60) days thereafter. The restricted shares are scheduled to vest as follows: 1,487 shares on each of July 1, 2008 and July 1, 2009, provided that Mr. Hall continues to be employed by Quantum on that date.

(20)	Represents 4,438 shares of Common Stock, and 33,250 shares subject to Common Stock options exercisable at June 2, 2008, or within sixty (60) days thereafter.

(21)	Represents shares of Common Stock.

(22)	Represents 2,318 shares of Common Stock, and 29,125 shares subject to Common Stock options exercisable at June 2, 2008, or within sixty (60) days thereafter.

(23)	Represents 2,318 shares of Common Stock, and 29,125 shares subject to Common Stock options exercisable at June 2, 2008, or within sixty (60) days thereafter.

(24)	Represents 910,957 shares of Common Stock, some of which are restricted shares; and 180,001 restricted stock units and 8,804,269 shares subject to Common Stock options vested or exercisable at June 2, 2008, or within sixty (60) days thereafter.

TRANSACTIONS WITH RELATED PERSONS

     The Company has entered into indemnification agreements with its executive officers, directors and certain significant employees containing provisions that are in some respects broader than the specific indemnification provisions contained in the General Corporation Law of Delaware. These agreements provide, among other things, for indemnification of the executive officers, directors and certain significant employees in proceedings brought by third parties and in stockholder derivative suits. Each agreement also provides for advancement of expenses to the indemnified party.

     The Company has entered into a change of control agreement with Gerald G. Lopatin (“Mr. Lopatin”) who was hired on March 3, 2008 as the Company’s Senior Vice President of Engineering. The material terms of Mr. Lopatin’s change of control agreement are the same as for the Company’s other NEOs and are described above in the CD&A under “Change in Control Severance Policy, Employment Agreements and Severance Agreements.”

     The Company has entered into agreements with its Nonemployee Directors whereby in the event that there is a “change of control” of the Company (which is defined in the agreements to include, among other things, a merger or sale of all or substantially all of the assets of the Company or a reconstitution of the Company’s Board) and, on or within 18 months of the change of control, the Nonemployee Director’s performance of services as a Board member terminates other than as a result of death or Disability (as defined in the Agreement), then, to the extent that any portion of any equity-based compensation awards held by such Director is not vested at the time of termination, all such unvested awards will automatically vest.

Procedures for Reviewing and Approving Related Party Transactions

     The Company’s Code of Business Conduct and Ethics (the “Code”) requires that the Company’s employees, officers and directors should avoid conducting Company business with a relative or significant other, or with a business in which a relative or significant other is associated in any significant role unless disclosed to and approved by the Company’s General Counsel in advance. If the proposed relationship involves the Company’s directors or executive officers or is determined by the Company’s General Counsel to be material to the Company (or, if applicable, Securities and Exchange Commission or New York Stock Exchange rules require approval by the Audit Committee), the Audit Committee of the Board must review and approve the matter in writing in advance of any such related party transactions.

PERFORMANCE GRAPH(3)

     The following graph compares the cumulative total return to stockholders of the Company’s Common Stock at March 31, 2008, for the period since March 31, 2003, to the cumulative total return over such period of (i) the NASDAQ Composite Index, and (ii) the S & P Computer Storage & Peripherals Index. The graph assumes the investment of $100 on March 31, 2003 in Common Stock and in each of the indices listed on the graph and reflects the change in the market price of the Common Stock relative to the changes in the noted indices at March 31, 2004, March 31, 2005, March 31, 2006, March 31, 2007 and March 31, 2008. The performance shown below is based on historical data and is not indicative of, nor intended to forecast, future price performance of the Common Stock.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Quantum Corporation, The NASDAQ Composite Index
And The S&P Computer Storage & Peripherals Index

* $100 invested on 3/31/03 in stock or index-including reinvestment of dividends.
Fiscal year ending March 31.

Copyright © 2008, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved.
www.researchdatagroup.com/S&P.htm

____________________

3 This section is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMMUNICATING WITH THE COMPANY

     We have from time-to-time received calls from stockholders inquiring about the available means of communication with the Company. If you would like to receive information about the Company, without charge, you may use one of these convenient methods:

  To view the Company’s website on the Internet, use the Company’s Internet address located at www.quantum.com. The Company’s website includes product, corporate and financial data, job listings, recent earnings releases, a delayed stock price quote, and electronic files of this Proxy Statement and the Company’s Form 10Ks, Form 10Qs, and Annual Reports to Stockholders. Internet access has the advantage of providing you with recent information about the Company throughout the year. The Company’s Code of Business Conduct and Ethics and the Company’s Corporate Governance Principles can also be found on the Company’s website at http://www.quantum.com, by clicking “Investors” from the home page and selecting “Corporate Governance.” Requests to receive by mail a free copy of printed financials and of the Company’s Code of Business Conduct and Ethics and its Corporate Governance Principles can also be submitted by contacting the Company’s Investor Relation Department at the address stated below or on-line by visiting the Company’s website at http://www.quantum.com, where the request form may be found by clicking “Investors” from the home page and selecting “Contact Investor Relations.”

  To reach our Investor Relations Department, please call or send correspondence to:

            Quantum Corporation
            Attention: Investor Relations Department
            1650 Technology Drive
            Suite 800
            San Jose, CA 95110

            Tel (local): 408-944-4450
            Fax: 408-944-6544
            Email: IR@quantum.com

OTHER MATTERS

     The Company knows of no other matters to be submitted at the Annual Meeting. Any proposal that a stockholder intends to submit for consideration at the Annual Meeting must be received by the Secretary of the Company within the timeframes specified in the Company’s Bylaws and must include the information specified in the Bylaws. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

BY THE ORDER OF THE BOARD OF DIRECTORS

Shawn D. Hall
Vice President, General Counsel and Secretary

 Dated: July _, 2008

Appendix A
FORM OF CERTIFICATE OF AMENDMENT

CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF QUANTUM CORPORATION

A Delaware Corporation

     Quantum Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

1.	The name of this Corporation is Quantum Corporation.

2.	The date of filing of this Corporation’s original Certificate of Incorporation with the Secretary of State of Delaware was January 28, 1987.

3.	Pursuant to Section 242 of the Delaware General Corporation Law, this Certificate of Amendment hereby amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation by deleting the first paragraph of Article IV and substituting therefor a new first paragraph to read in its entirety as follows:

“This Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock that this Corporation is authorized to issue is [1,000,000,000 divided by any number between 4 and 12, inclusive]*, with a par value of $0.01 per share, and the total number of shares of Preferred Stock that this Corporation is authorized to issue is [20,000,000 divided by any number between 4 and 12, inclusive]*, with a par value of $0.01 per share. Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each [between four (4) and twelve (12, inclusive)]* shares of the Corporation’s Common Stock, par value $0.01 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.01 per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one (1) share of Common Stock shall be entitled to receive cash for such holder’s fractional share based upon the closing sales price of the Corporation’s Common Stock as reported on the New York Stock Exchange, as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware. The Board of Directors of the corporation, subject to any restrictions contained in Delaware Law, the Bylaws, any preferences and relative, participating, optional or other special rights of any outstanding class or series of preferred stock of the Corporation and any qualifications or restrictions on the Common Stock created thereby, may declare and pay dividends upon the shares of its capital stock. The directors of the corporation may set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.”

4.	This Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.
____________________

*

These amendments approve the combination of any whole number of shares of Common Stock between and including four (4) and twelve (12) into one (1) share of Common Stock. By these amendments, the stockholders would approve each of the nine amendments proposed by the Board of Directors. The Certificate of Amendment filed with the Secretary of State of the State of Delaware will include only that amendment determined by the Board of Directors to be in the best interests of the Corporation and its stockholders. The other eight proposed amendments will be abandoned pursuant to Section 242(c) of the Delaware General Corporation Law. The Board of Directors may also elect not to do any reverse split in which case all nine proposed amendments will be abandoned. In accordance with the resolutions to be adopted by the stockholders, the Board of Directors will not implement any amendment providing for a different split ratio.

A-1

     IN WITNESS WHEREOF, Quantum Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by Shawn D. Hall, its Secretary and General Counsel, this ____ day of _______, 200_.

QUANTUM CORPORATION

Shawn D. Hall
Secretary and General Counsel

A-2

C/O BROADRIDGE 51 MERCEDES WAY EDGEWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Quantum Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Quantum Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	QUCRP1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY VOTING CARD IS VALID ONLY WHEN SIGNED AND DATED.

QUANTUM CORPORATION
THE DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1, 2 AND 3
Vote On Directors	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.

Proposal to elect 01) Paul R. Auvil III, 02) Richard E. Belluzzo, 03) Michael A. Brown, 04) Thomas S. Buchsbaum, 05) Edward M. Esber, Jr., 06) Elizabeth A. Fetter, 07) Joseph A. Marengi, 08) Bruce A. Pasternack and 09) Dennis P. Wolf to the Board of Directors.

	☐	☐	☐

Vote On Proposals				For	Against	Abstain

2.

Proposal to authorize the Company’s Board of Directors to select and file one of several possible amendments to the Company’s amended and restated certificate of incorporation which would effect a reverse stock split, pursuant to which any whole number of outstanding shares of the Company’s Common Stock between and including four and twelve would be combined into one share of such stock;

				☐	☐	☐
				For	Against	Abstain

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.			☐	☐	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

To cumulate votes as to a particular nominee as explained in the Proxy Statement, check the box to the right and indicate the name(s) and the number of votes to be given to such nominee(s) on the reverse side of this card. Please do not check the box unless you want to exercise cumulative voting.

	☐	Include your title if you are signing as an attorney, executor, administrator, trustee or guardian, or on behalf of a corporation or partnership. All joint owners must sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

QUANTUM CORPORATION

Annual Meeting of Stockholders — August 19, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder(s) of Quantum Corporation, a Delaware Corporation, hereby acknowledge(s) receipt of the Proxy Statement dated July _, 2008, and hereby appoint(s) Richard E. Belluzzo and Shawn D. Hall, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Quantum Corporation, to be held August 19, 2008 at 8:00 a.m., Pacific Daylight Time, at Quantum's corporate headquarters at 1650 Technology Drive, San Jose, CA 95110, and at any adjournments or postponements thereof, and to vote (including cumulatively, if required) all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side.

IF YOU VOTE BY TELEPHONE OR BY INTERNET, DO NOT MAIL THE PROXY CARD. YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE IN THE SAME MANNER AS IF YOU VOTED YOUR PROXY CARD EXCEPT FOR THE CUMULATIVE VOTING FEATURE APPLICABLE TO THE ELECTION OF DIRECTORS, WHICH IS ONLY AVAILABLE BY VOTING THE PROXY CARD.

CUMULATE

(If you noted cumulative voting instructions above, please check the corresponding box on the reverse side)

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on the reverse side.)